Exhibit 10.3

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of March 25, 2003

among

THE MOHEGAN TRIBAL GAMING AUTHORITY

(as the “Borrower”),

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT,

(the “Tribe” as an additional obligor with respect to certain representations, warranties and covenants)

the Lenders herein named,

SOCIÉTÉ GÉNÉRALE,

as Syndication Agent

WELLS FARGO BANK, N.A.

FLEET NATIONAL BANK

CREDIT LYONNAIS NEW YORK BRANCH

and

CITIZENS BANK OF CONNECTICUT

as Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arranger and Co-Book Manager

CITICORP NORTH AMERICA, INC.,

as Co-Lead Arranger and Co-Book Manager

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4.4	The Nature of Borrower	41
4.5	No Management Contract	41
4.6	Title to and Location of Property	41
4.7	Real Property	41
4.8	Governmental Regulation	42
4.9	Binding Obligations	42
4.10	No Default	42
4.11	Disclosure	42
4.12	Gaming Laws	42
4.13	Security Interests	42
4.14	Arbitration	42
4.15	Recourse Obligations	42

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER	44

5.1	Existence and Qualification; Power; Compliance With Laws	44
5.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	44
5.3	No Governmental Approvals Required	45
5.4	The Nature of Borrower	45
5.5	No Management Contract	45
5.6	Financial Statements	45
5.7	Financial Statements of Borrower	45
5.8	No Other Liabilities; No Material Adverse Effect	46
5.9	Title to and Location of Property	46
5.10	Real Property	46
5.11	Intangible Assets	46
5.12	Governmental Regulation	46
5.13	Litigation	46
5.14	Binding Obligations	47
5.15	No Default	47
5.16	ERISA	47
5.17	Regulations T, U and X; Investment Company Act	47
5.18	Disclosure	47
5.19	Tax Liability	47
5.20	Projections	47
5.21	Employee Matters	48
5.22	Gaming Laws	48
5.23	Security Interests	48
5.24	Hazardous Materials	48
5.25	Arbitration	48
5.26	Deposit Accounts	48

5.27	Subsidiaries	48

ARTICLE 6.	AFFIRMATIVE COVENANTS OF BORROWER (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)	50

6.1	Payment of Taxes and Other Potential Liens	50
6.2	Maintenance of Properties	50
6.3	Maintenance of Insurance	50
6.4	Compliance With Laws	50
6.5	Preservation of Licenses and Permits	51
6.6	Inspection Rights	51

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6.7	Keeping of Records and Books of Account	51
6.8	Compliance With Agreements	51
6.9	Use of Proceeds	51
6.10	Hazardous Materials Laws	51
6.11	Deposit and Brokerage Accounts	52
6.12	Continual Operation of Mohegan Sun	52
6.13	Future Subsidiaries	52
6.14	Leasehold Mortgage	52

ARTICLE 7.	NEGATIVE COVENANTS OF BORROWER (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)	53

7.1	Payment of Subordinated Obligations	53
7.2	Disposition of Property	53
7.3	Investments and Acquisitions	53
7.4	Hostile Tender Offers	55
7.5	Distributions	55
7.6	ERISA	55
7.7	Business of Borrower	56
7.8	Liens; Negative Pledges; Sales and Leasebacks	56
7.9	Indebtedness and Contingent Obligations	56
7.10	Transactions with Affiliates	57
7.11	Authority Expenditures	58
7.12	Total Leverage Ratio	58
7.13	Senior Leverage Ratio	58
7.14	Fixed Charge Coverage Ratio	58
7.15	Capital Expenditures	58
7.16	Deposit Accounts	58
7.17	WNBA Subsidiary Operations and Indebtedness	59

ARTICLE 8.	INFORMATION AND REPORTING REQUIREMENTS	60

8.1	Financial and Business Information	60
8.2	Compliance Certificates	62

ARTICLE 9.	COVENANTS OF THE TRIBE	63

9.1	Continual Operation of Mohegan Sun	63
9.2	Remittance of Available Cash Flow	63
9.3	Sovereign Immunity; Jurisdiction and Venue	63
9.4	The Lease and the Landlord Consent	63
9.5	Preservation of Existence; Operation	63
9.6	Ownership of Mohegan Sun; Management	63
9.7	Prohibited Transactions	63
9.8	Amendments to Certain Documents	64
9.9	Impairment of Contracts; Imposition of Governmental Charges	64
9.10	Segregation of Authority Property	65
9.11	Trust Property	65
9.12	Liens on Authority Property	65
9.13	Bankruptcy Matters; Etc	65
9.14	Impairment of Contracts	65

ARTICLE 10.	CONDITIONS	66

10.1	Closing	66

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10.2	Initial Advances	68
10.3	Any Increasing Advance	68

ARTICLE 11.	EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT	69

11.1	Events of Default	69
11.2	Remedies Upon Event of Default	71

ARTICLE 12.	THE ADMINISTRATIVE AGENT	74

12.1	Appointment and Authorization	74
12.2	Delegation of Duties	74
12.3	Liability of Administrative Agent	74
12.4	Reliance by Administrative Agent	75
12.5	Notice of Default	75
12.6	Credit Decision; Disclosure of Information by Administrative Agent	75
12.7	Indemnification of Administrative Agent	76
12.8	Administrative Agent in its Individual Capacity	76
12.9	Successor Administrative Agent	76
12.10	Administrative Agent May File Proofs of Claim	77
12.11	Collateral Matters	78
12.12	Other Agents; Arrangers and Managers	78
12.13	SNDA’s	78
12.14	No Obligations of Borrower or the Tribe	78

ARTICLE 13.	MISCELLANEOUS	79

13.1	Cumulative Remedies; No Waiver	79
13.2	Amendments; Consents	79
13.3	Costs, Expenses and Taxes	80
13.4	Nature of the Lenders' Obligations	80
13.5	Survival of Representations and Warranties	80
13.6	Notices	80
13.7	Execution of Loan Documents	81
13.8	Binding Effect; Assignment	81
13.9	Lien on Deposits and Property in Possession of any Lender	83
13.10	Sharing of Setoffs	83
13.11	Indemnity by Borrower	84
13.12	Nonliability of the Lenders	85
13.13	No Third Parties Benefited	85
13.14	Confidentiality	85
13.15	Hazardous Materials Indemnity	86
13.16	Further Assurances	86
13.17	Integration	87
13.18	Governing Law	87
13.19	Severability of Provisions	87
13.20	Independent Covenants	87
13.21	Headings	87
13.22	Time of the Essence	87
13.23	Tax Withholding Exemption Certificates	87
13.24	Arbitration Reference	88
13.25	PURPORTED ORAL AMENDMENTS	88
13.26	WAIVER OF RIGHT TO TRIAL BY JURY	88
13.27	WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION	89

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13.28	Lender Covenant	90
13.29	PREJUDGMENT REMEDY WAIVER	90
13.30	Designated Senior Secured Indebtedness	90

EXHIBITS

A – Assignment and Assumption Agreement

B – Compliance Certificate

C – Deposit Account Agreement

D – Form of Leasehold Mortgage

E – Opinion – Hogan & Hartson

F – Opinion – Rome McGuigan Sabanosh

G – Pricing Certificate

H – Request for Letter of Credit

I – Request for Loan

J – Revolving Note

K – Form of SNDA

L – Term Note

M – Exit Agreement

SCHEDULES

4.7	Mohegan Sun Real Property
5.13	Litigation
5.24	Hazardous Materials
5.26	Deposit and Brokerage Accounts
5.27	Subsidiaries
7.8	Existing Liens and Rights of Others
7.9	Existing Indebtedness and Contingent Obligations

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AMENDED AND RESTATED LOAN AGREEMENT

Dated as of March 25, 2003

This AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is entered into by and among The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the Mohegan Tribal Gaming Authority, a governmental instrumentality of the Tribe (the “Borrower”), Bank of America, N.A. (“Bank of America”), and each other lender whose name is set forth on the signature pages hereof or which may hereafter execute and deliver an Assignment Agreement with respect to this Agreement pursuant to Section 13.8 (collectively, the “Lenders” and individually, a “Lender”), Société Générale, as Syndication Agent, Wells Fargo Bank, N.A., Fleet National Bank, Credit Lyonnais New York Branch and Citizens Bank of Connecticut, as Documentation Agents and Bank of America, as Administrative Agent. Banc of America Securities LLC and Citicorp North America, Inc. have served as Co-Lead Arrangers and Co- Book Managers for the credit facilities described herein. The parties hereto agree with reference to the following facts:

A.	Borrower and Tribe have entered into a Loan Agreement dated as of March 3, 1999 with Administrative Agent and each of the lenders party thereto (as heretofore amended, the “Existing Loan Agreement”); and

B.	Borrower, the Administrative Agent, the Tribe and each of the Lenders desire to amend and restate the Existing Loan Agreement in its entirety as set forth herein, and, in connection therewith, the parties hereto acknowledge that each Exiting Lender shall not be a party to this Agreement and agree to the provisions of the Exit Agreement.

In consideration of the mutual covenants and agreements herein contained, the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, by which Borrower directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, or any other business entity, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of a 50% or more ownership interest in any partnership, joint venture or other business entity.

“Advance” means any Advance made or to be made by any Lender to Borrower as provided in Article 2.

“Administrative Agent” means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 12.9.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Each enrolled member of the Tribe and their immediate family members shall be deemed to be Affiliates of Borrower.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Amended and Restated Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Applicable Percentage” means, during each Pricing Period, (a) in the case of interest calculable with respect to each Base Rate Loan, the percentage set forth below in the column headed “Base Rate”, (b) in the case of interest calculable with respect to each LIBOR Loan, the percentage set forth in the column headed “LIBOR Rate”, and (c) in the case of Commitment Fees, the percentage set forth in the column headed “Commitment Fee Rate”:

Total Leverage Ratio	Base Rate	LIBOR Rate	Commitment Fee Rate
Less than 3.00:1.00	0.500%	1.750%	0.375%
Greater than or equal to 3.00:1.00 but less than 3.50:1.00	0.625%	1.875%	0.375%
Greater than or equal to 3.50:1.00 but less than 4.00:1.00	0.750%	2.000%	0.500%
Greater than or equal to 4.00:1.00 but less than 4.50:1.00	1.000%	2.250%	0.500%
Greater than or equal to 4.50:1.00	1.250%	2.500%	0.500%

The Applicable Percentage shall change as of the first day of the Pricing Period which commences immediately following the receipt of a Compliance Certificate or Pricing Certificate indicating a change in the Total Leverage Ratio. Notwithstanding the provisions of this definition, in the event that Borrower fails to deliver any Compliance Certificate (or, in the case of the fourth Fiscal Quarter in any Fiscal Year, any Pricing Certificate) on a timely basis, the Applicable Percentage shall increase to the highest level set forth above until such time as Borrower delivers a Compliance Certificate (or, in the appropriate case, a Pricing Certificate).

“Approved Swap Agreements” means one or more Swap Agreements between Borrower and one or more of the Lenders in respect of the Indebtedness hereunder or any other Indebtedness on terms mutually acceptable to Borrower and that Lender or Lenders. Each Approved Swap Agreement shall be a Loan Document and shall be secured by the Liens created by the Collateral Documents to the extent set forth in Section 2.8.

“Approved Swap Counterparties” means Persons which are not Lenders and whose senior Indebtedness (without security or credit enhancement), as of the date of the entry into any relevant Swap Agreement, has received a rating of not less than BBB- from Standard & Poor’s Ratings Group or of not less than Baa3 from Moody’s Investors Service, Inc, or of not less than BBB- from Fitch, Inc.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Authority Property” means any and all now owned or hereafter acquired real, mixed and personal Property of the Borrower (whether or not otherwise designated as property of the Borrower) which is reflected on the balance sheet described in Section 5.6(a) or any subsequent balance sheet hereafter delivered by Borrower to the Administrative Agent or the Lenders in connection herewith. “Authority Property” in any event includes without limitation (i) the Mohegan Sun, all gaming revenues of Borrower, the revenues of Borrower, and (ii) all tangible Property located within the area described on Schedule 4.7, provided that, notwithstanding the foregoing provisions of this definition, the Property of the WNBA Subsidiary, the Property of the Persons described in the last sentence of Section 7.3, the Property of the Persons referred to in Section 7.3(f) which conduct non-gaming activities, and Borrower’s ownership interests in the WNBA Subsidiary and all of the aforementioned Persons, shall not be considered to be Authority Property.

“Available Cash Flow” means, for any calendar month (a) EBITDA for that month, minus (b) the amount of Maintenance Capital Expenditures made during that month, minus (c) any principal repayments with respect to Indebtedness and Capital Leases constituting Recourse Obligations required to be made during that period in cash (other than any such principal payments required in respect of Public Indebtedness), minus (d) the amount of cash Interest Charges during that month, and minus (e) (without duplication) the aggregate amount, if any, of federal and state taxes on or measured by income of Borrower (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact).

“BAS” means Banc of America Securities LLC and its successors and assigns.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance made under the Revolving Commitment or under the Term Commitment and designated as a part of a Base Rate Advance in accordance with Article 2.

“Base Rate Loan” means a Loan made hereunder and designated as a Base Rate Loan in accordance with Article 2.

“Borrower” means the Mohegan Tribal Gaming Authority.

“Bureau of Indian Affairs” means the United States Department of the Interior, Bureau of Indian Affairs, and each successor agency.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California, Connecticut or New York.

“Capital Expenditure” means any expenditure that is considered a capital expenditure under Generally Accepted Accounting Principles, consistently applied, including any amount that is required to be treated as an asset subject to a Capital Lease.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or if such Statement is not then in effect, such other statement of Generally Accepted Accounting Principles as may be applicable, recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)	Government Securities due within one year after the date of the making of the Investment;

(b)	readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Ratings Group or AA by Fitch, Inc., in each case due within one year after the date of the making of the Investment;

(c)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any Lender or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such

Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

(d)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(e)	readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, in each case due within 270 days after the date of the making of the Investment.

“Change in Control” means the occurrence of any one or more of the following:

(a)	Borrower ceases to be a wholly-owned unit, instrumentality or subdivision of the government of the Tribe;

(b)	Borrower ceases to have the exclusive legal right to operate Mohegan Sun; or

(c)	Borrower sells, assigns, transfers, leases or otherwise disposes of all or substantially all of its assets to, any Person (except for any sale, assignment, transfer, lease or other disposition to a Subsidiary of Borrower permitted hereby and by any then effective Indentures).

“Closing Date” means the time and Business Day on which conditions set forth in Section 10.1 are satisfied or waived.

“Co-Lead Arrangers” means BAS and Citicorp North America, Inc.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, each Deposit Account Agreement, any Leasehold Mortgage and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by Borrower in favor of the Administrative Agent or any Creditor to secure the Obligations.

“Commission” means the National Indian Gaming Commission.

“Commitments” means, collectively, the Revolving Commitment and the Term Commitment.

“Commitment Fees” means the commitment fees referred to in Section 3.5.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated April 25, 1994, together with that certain Memorandum of Understanding dated May 17, 1994, as such may be amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Senior Officer of the Borrower.

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as it may be amended from time to time.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-1984=100, as compiled and released by the Bureau of Labor Statistics.

“Contingent Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Creditors” means, collectively, the Administrative Agent, the Issuing Lender, the Lenders, and BAS, and their respective successors in interest.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time, or both, would be an Event of Default.

“Default Rate” means the interest rate set forth in Section 3.9.

“Deposit Account Agreement” means a letter agreement among Borrower, the Administrative Agent and the depositary for each Operating Account, substantially in the form of Exhibit C.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with the Administrative Agent, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Designated Market” means, for any LIBOR Loan, the London Eurodollar Market, provided that if the Administrative Agent determines that the London Eurodollar Market is unavailable or reasonably inconvenient, “Designated Market” means such other offshore market for deposits in dollars as the Administrative Agent may reasonably designate.

“Disposition” means the sale, transfer or other disposition of Authority Property in any single transaction or series of related transactions of any individual asset, or group of related assets, that has or have at the date of the Disposition a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of the Tribe) of $10,000,000 or more, other than (i) the sale or other disposition of inventory in the ordinary course of business, (ii) the sale or other disposition of equipment or other personal property that is replaced by equipment or personal property, as the case may be, performing substantially the same function not later than ninety days after such sale or disposition and (iii) the sale or other disposition of obsolete equipment or superseded or worn-out assets.

“Distribution” means (a) any transfer of Cash or other Property from Borrower or any account of Borrower to the Tribe or any of its members or Affiliates or to their respective accounts, (b) any retirement, redemption, prepayment of principal, purchase or other acquisition for value by Borrower of any Securities or other obligations of the Tribe or any of its Affiliates (or of any other Person to the extent that such Securities or other obligations are guaranteed by the Tribe or any of its Affiliates), (c) the declaration or payment by Borrower of any dividend or distribution to the Tribe or any of its members or any of its Affiliates in Cash or in Property (but not the making of arm’s length payments for goods and services provided by the Tribe or any of its Affiliates to the Borrower in the manner contemplated by Section 7.10), (d) any Investment (whether by means of loans, advances or otherwise) by Borrower in Securities or other obligations of the Tribe or any of its Affiliates, or (e) any other payment, assignment or transfer, whether in Cash or other Property, from Borrower to the Tribe or any of its members or Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on Borrower, its revenues or Properties, provided that, both (A) the making of payments by Borrower to the Tribe or any of its Affiliates in consideration of goods and services provided to Borrower by the Tribe or its Affiliates in the ordinary course of business, (B) assessment by the Tribe against Borrower of the regulatory costs and expenses of the Tribe associated with Borrower, and (C) the Investments in the WNBA Subsidiary permitted by Section 7.3(h) and the Investments permitted by Section 7.3(f), shall not be considered Distributions.

“Documentation Agent” means the Persons described as such in the preamble to this Agreement. The Documentation Agent shall have no rights, duties or responsibilities under the Loan Documents beyond those of a Lender.

“dollars” or “$” means United States dollars.

“EBITDA” means, for any period, (a) Net Income of Borrower for that period, plus (b) Interest Charges of Borrower to the extent deducted in determining such Net Income, plus (c) (without duplication) the aggregate amount, if any, of federal and state taxes on or measured by income of Borrower (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent deducted in determining such Net Income, plus (d) depreciation and amortization of Borrower to the extent deducted in determining such Net Income, plus (e) accretions with respect to the relinquishment liability and relinquishment liability re-assessments by Borrower under the Relinquishment Agreement to the extent included in determining such Net Income, and minus (f) relinquishment fees earned under the Relinquishment Agreement during that period, in each case determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Eligible Assignee” means (a) with respect to any Lender, another Lender (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 13.23.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Internal Revenue Code, Title 26, U.S.C.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D.

“Event of Default” shall have the meaning provided in Section 11.1.

“Existing Loan Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Leasehold Mortgage” means, collectively, the Leasehold Mortgage, as amended, dated as of March 3, 1999, executed by Borrower in favor of the Administrative Agent pursuant to the Existing Loan Agreement covering the leasehold interest of Borrower under the Lease to the reservation real property described on Schedule 4.7, the related improvements and fixtures used in connection with Mohegan Sun.

“Existing Senior Indenture” means the Indenture dated as of March 3, 1999 among the Borrower, the Tribe and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee, in respect of Borrower’s $200,000,000 principal amount of 8 1/8% Senior Notes due 2006.

“Existing Senior Subordinated Indentures” means, collectively, (a) the Indenture dated as of March 3, 1999 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $300,000,000 principal amount of 8 3/4% Senior Subordinated Notes due 2009, (b) the Indenture dated as of July 26, 2001 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $150,000,000 principal amount of 8 3/8% Senior Subordinated Notes due 2011, and (c) the Indenture dated as of February 20, 2002 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012.

“Exit Agreement” means an exit agreement substantially in the form of Exhibit M attached hereto.

“Exiting Lender” has the meaning set forth in the Exit Agreement.

“Federal Funds Rate” means, as of any date of determination, a fluctuating interest rate per annum equal to the federal funds effective rate for the previous Business Day as quoted by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively (a) the letter agreement of even date herewith among BAS, Administrative Agent and Borrower, and (b) a letter agreement dated February 3, 2003 between the Borrower and Citicorp North America, Inc.

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each September 30.

“Fixed Charge Coverage Ratio” means, as of each date of determination, the ratio of:

(a) EBITDA for the four Fiscal Quarter period then ending on that date minus (i) the aggregate amount of any taxes on or measured by income of Borrower for that period (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent not otherwise deducted in determining Net Income), (ii) Distributions made by the Borrower during the period to the extent that such Distributions are not expenditures which have been deducted in computing EBITDA for that period, and (iii) Maintenance Capital Expenditures made during that period; to

(b) the sum of (i) Interest Charges with respect to Recourse Obligations to the extent payable in cash during that period, plus (ii) any principal repayments with respect to Indebtedness and Capital Leases constituting Recourse Obligations required to be made during that period in cash ((other than any such principal payments required in respect of Public Indebtedness).

“Gaming Authority Ordinance” means Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.

“Gaming Board” means, collectively, (a) The Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the Commission, and (d) any other Governmental Agency that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or the Tribe within its jurisdiction.

“Gaming Laws” means IGRA, the Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by the Borrower or the Tribe within its jurisdiction.

“Gaming Ordinance” means Ordinance 94-1 of the Tribe, as enacted on, July 28, 1994.

“Generally Accepted Accounting Principles” means, as of any date of determination, accounting principles set forth as generally accepted in the effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants as of the date of this Agreement, or if such statements are not then in effect, accounting principles that are then approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, tribal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court, administrative tribunal or public utility, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented.

“Guaranty” means the unsecured guaranty, in form and substance reasonably satisfactory to Administrative Agent, of WNBA Subsidiary in favor of the Administrative Agent for the benefit of the Lenders guarantying the Obligations of the Borrower.

“Hazardous Materials” means substances defined as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., or as hazardous, toxic or pollutant pursuant to the Hazardous Materials Transportation Act, 49 USC § 1801, et seq., the Resource Conservation and Recovery Act, 42 USC § 6901, et seq., or in any other applicable Hazardous Materials Law, in each case as such laws are amended from time to time.

“Hazardous Materials Claims” means the matters described in clauses (a) and (b) of Section 6.10.

“Hazardous Materials Laws” means all federal, tribal, Connecticut state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials, to the extent applicable.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the lesser of (i) the outstanding principal amount of the obligation (or, with respect to any letter of credit, the amount available for drawing thereunder), and (ii) the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) obligations of such Person for unreimbursed draws under letters of credit issued for the account of such Person and (h) the net amount of the obligations of such Person under Swap Agreements, provided that the obligations of Borrower under the Relinquishment Agreement shall not be treated as Indebtedness except to the extent that the same are not paid when due.

“Indentures” means, collectively, the Existing Senior Indenture, the Existing Senior Subordinated Indentures, and any Indentures governing future Indebtedness of the Borrower permitted under Section 7.9.

“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, computer software and capitalized research and development costs.

“Interest Charges” means, with respect to any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with Generally Accepted Accounting Principles, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with Generally Accepted Accounting Principles.

“Interest Differential” means, with respect to any prepayment of a LIBOR Loan on a day other than the last day of the applicable Interest Period and with respect to the failure to borrow a LIBOR Loan on the date or in the amount specified in a Request for Loan, (a) the per annum interest rate payable pursuant to Section 3.1(c) with respect to that LIBOR Loan as of the date of the prepayment or failure to borrow, minus (b) the LIBOR on or as near as practicable to the date of the prepayment or failure to borrow for a LIBOR Loan commencing on such date and ending on the last day of the applicable Interest Period; provided that if the LIBOR so prescribed is equal to or within 1/8% less than the LIBOR for the LIBOR Loan that was prepaid or not borrowed, then 1/8 of 1% shall be subtracted from the LIBOR so prescribed. The determination of the Interest Differential by the Administrative Agent shall be conclusive in the absence of manifest error.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3, 6 or 12 months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

(a)	The first day of any Interest Period shall be a LIBOR Business Day;

(b)	Any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day; and

(c)	No Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26, U.S.C., as amended or replaced and as in effect from time to time.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

“Issuing Lender” means Bank of America.

“Landlord Consent” means the consent executed by the Tribe as a part of the Leasehold Mortgage, and concurrently therewith in favor of the Administrative Agent, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Laws” means, collectively, all international, foreign, federal, tribal, state and local constitutions, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lease” means the Lease dated September 29, 1995 between the Tribe and Borrower, as amended by an amendment also dated September 29, 1995, with respect to the real property underlying the Mohegan Sun and the improvements thereon.

“Leasehold Mortgage” means, either (a) if the Governmental Approvals required for the effective delivery of the Leasehold Mortgage are obtained on or prior to the Closing Date, an Amended and Restated Leasehold Mortgage executed by Borrower on the Closing Date in the form of Exhibit D in favor of the Administrative Agent to amend and restate the Existing Leasehold Mortgage covering the leasehold interest of Borrower under the Lease to the reservation real property described on Schedule 4.7, the related improvements and fixtures used in connection with Mohegan Sun, and (b) if the Governmental Approvals required for the effective delivery of the Leasehold Mortgage are not obtained on or prior to the Closing Date, but the same are subsequently obtained as contemplated by Section 6.14, a Leasehold Mortgage substantially in the form of Exhibit D (but with such changes as may be reasonably required to reflect that it does not amend and restate the Existing Leasehold Mortgage), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Lender” means each of the lenders party to this Agreement on the Closing Date and each other lender which hereafter becomes a party hereto in accordance with Section 13.8, provided that, for the purpose of the term “Approved Swap Agreement” the term “Lender” shall also include any Affiliate of a Lender which enters into a Swap Agreement which expressly relates to the Indebtedness evidenced by this Agreement and the Loan Documents.

“Letters of Credit” means any of the letters of credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.4, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplemented.

“LIBOR” means, with respect to any LIBOR Loan, the interest rate (rounded upward to the next 1/100 of 1%) determined to be equal to the LIBOR Base Rate divided by the remainder of (a) 1 minus (b) the Reserve Percentage.

“LIBOR Advance” means an Advance made hereunder as a part of a LIBOR Loan made in accordance with Article 2.

“LIBOR Base Rate” means, with respect to any LIBOR Loan, the interest rate per annum (determined solely by the Administrative Agent) at which deposits in dollars are offered by Bank of America to prime banks in the Designated Market at or about 11:00 a.m. local time in the Designated Market, two LIBOR Business Days before the first day of the applicable Interest Period in an aggregate amount approximately equal to the amount of such LIBOR Loan and for a period of time comparable to the number of days in the applicable Interest Period. The determination of the LIBOR Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

“LIBOR Business Day” means any Business Day on which dealings in dollar deposits are conducted by and among banks in the Designated Market.

“LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

“LIBOR Loan” means a Loan made hereunder and designated as a LIBOR Loan in accordance with Article 2.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means the group of Advances made at any one time by the Lenders in accordance with the Commitments pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, each Letter of Credit, the Collateral Documents, the Landlord Consent, any Request for Loan, any Request for Letter of Credit, the Guaranty and any other agreements of any type or nature heretofore or hereafter executed and delivered by the Borrower, the Tribe or any of its Affiliates to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, including any Approved Swap Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Maintenance Capital Expenditure” means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of those portions of Mohegan Sun which are open for business on the Closing Date (or, as of the date of the Capital Expenditure have been open for business for a period in excess of one year), but excluding any Capital Expenditure which adds to or further improves Mohegan Sun.

“Management Board” means the Management Board of Borrower, as established pursuant to the Gaming Authority Ordinance.

“Material Adverse Effect” means any set of circumstances or events which (a) may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) may reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations or Properties or to the prospects of Borrower, (c) materially impairs or may reasonably be expected to materially impair the ability of Borrower to perform its Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Lenders or the Administrative Agent to enforce the principal benefits intended to be created and conveyed by the Loan Documents, including without limitation the Liens created by the Collateral Documents.

“Material Documents” means, collectively, the Lease, the Relinquishment Agreement, the Constitution, the Compact, the Gaming Ordinance, the Gaming Authority Ordinance, the Town Agreement, the UCC Ordinance, and the Indentures.

“Maturity Date” means March 31, 2008.

“Maximum Foreseeable Loss” means the maximum foreseeable casualty loss associated with the Mohegan Sun determined from time to time by AON Risk Services or another professional insurance consultant retained by the Borrower and reasonably acceptable to the Administrative Agent, provided that the amount thereof shall not be less than $750,000,000. As of the Closing Date, the Maximum Foreseeable Loss has been determined to be $1,037,968,730, but the Borrower shall have the right to engage AON Risk Services or another professional insurance consultant retained by the Borrower and reasonably acceptable to the Administrative Agent to reassess the Maximum Foreseeable Loss from time to time during the term of this Agreement.

“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities and hotel described in the Gaming Ordinance and commonly known as “Mohegan Sun Resort Casino” owned by the Borrower and located in Uncasville,

Connecticut (including any future expansions thereof), which facilities are located upon the real property described on Schedule 4.7.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means any covenant binding on the Tribe or Borrower that prohibits the creation of Liens on any Authority Property, except a covenant contained in an instrument creating a Permitted Encumbrance or Permitted Right of Others on Authority Property that prohibits the creation of other Liens on that Authority Property and no other Authority Property.

“Net Income” means, with respect to any fiscal period, the net income from continuing operations before extraordinary or non-recurring items of Borrower for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

“Non-Authority Property” means Property of the Tribe which is not Authority Property.

“Note” means collectively, the Revolving Notes and the Term Notes.

“Obligations” means all present and future obligations of every kind or nature of the Tribe, Borrower or any Party at any time and from time to time owed to the Creditors or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Tribe, Borrower or any such Party.

“Operating Accounts” means the deposit accounts of Borrower described on Schedule 5.26, and each other deposit, savings, brokerage or similar account hereafter established by Borrower, provided that Operating Accounts shall not include the accounts designated on Schedule 5.26 as “Operating Account Exclusions” or any other deposit, savings, brokerage or similar account hereafter established by Borrower for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement.

“Party” means any Person other than the Creditors which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” that is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates, other than a Multiemployer Plan.

“Permitted Dispositions” means Dispositions made during the term of this Agreement of Authority Property which has, as of each date of determination, an aggregate book value not in excess of 5% of the aggregate value of the assets of Borrower determined, as of each such date, with reference to the then most recent audited financial statements of Borrower, provided that no Disposition of Authority Property which is an operationally integral part of Mohegan Sun shall be a treated as a Permitted Disposition without the prior written consent of the Requisite Lenders.

“Permitted Encumbrances” means:

(a)	inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

(b)	Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(c)	minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d)	easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(e)	rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

(f)	rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(g)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(h)	statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(i)	Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(j)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(k)	Liens consisting of deposits of Property to secure statutory obligations of Borrower in the ordinary course of its business;

(l)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower is a party in the ordinary course of its business;

(m)	Liens created by or resulting from any litigation or legal proceeding involving Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture; and

(n)	encumbrances consisting of the rights of tenants under retail leases at Mohegan Sun and associated rights of such tenants under SNDA’s.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

“Pricing Certificate” means a certificate substantially in the form of Exhibit G, setting forth in summary form the calculation of the Total Leverage Ratio as of the last day of the fourth Fiscal Quarter of the Borrower in each Fiscal Year, properly completed and signed by a Senior Officer of the Borrower.

“Pricing Period” means the period of three months which commences on the first day of each March, June, September and December, and ends on the last day of the succeeding May, August, November and February.

“Priority Distribution Agreement” means the Priority Distribution Agreement dated as of August 1, 2001, between the Borrower and the Tribe, as originally executed, a true, correct and complete copy of which has been provided to the Administrative Agent.

“Priority Distribution Limit” means, (a) for the calendar year 2003, $15,117,636, and (b) for each subsequent calendar year, the amount which is calculated by increasing the amount of the Priority Distribution Limit for the immediately preceding calendar year by the same percentage as the Consumer Price Index adjustment for the same year.

“Priority Distributions” means Distributions made by Borrower to the Tribe during any calendar year in the aggregate amount which does not exceed the Priority Distribution Limit for such calendar year.

“Pro Forma Fixed Charge Coverage Ratio” means, as of the date of any Distribution, the ratio which results from making adjustments to the Fixed Charge Coverage Ratio (determined as of the then most recently ended Fiscal Quarter for which the Borrower is obliged to have delivered a Compliance Certificate) to give pro forma effect to all Distributions which have occurred since the date for which the Fixed Charge Coverage was determined.

“Pro Forma Total Leverage Ratio” means, as of the date of the making of any Investment, the ratio of (a) Total Debt as of the date of the making of that Investment (after giving effect to any Indebtedness to be incurred on that date), to (b) EBITDA for the four Fiscal Quarter period ending on the last day of the then most recently ended Fiscal Quarter for which the Borrower is obliged to have delivered a Compliance Certificate.

“Projections” means the financial projections which are a part of the Confidential Offering Memorandum dated February, 2003 distributed by the Lead Arrangers and the Borrower to the Lenders prior to the Closing Date.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means as of each date of determination and in respect of each of the Commitments, the percentage of each Commitment held by a particular Lender as of that date. On or prior to the Closing Date, each Lender has been notified by the Lead Arranger of its Pro Rata Share of each of the Commitments as of the Closing Date. On the Closing Date, each Lender will be issued one or more Notes reflecting its Pro Rata Share of each of the Revolving Commitment and the Term Commitment.

“Public Indebtedness” means, collectively, any Indebtedness under the Existing Senior Indenture, the Existing Senior Subordinated Indentures, or any other Indebtedness which is hereafter issued pursuant to Section 7.9(c) or 7.9(e).

“Quarterly Payment Date” means the last Business Day of each March, June, September, and December, commencing with the first such date to occur subsequent to the Closing Date.

“Real Property” means, collectively, the real property and improvements underlying Mohegan Sun described on Schedule 4.7.

“Recourse Obligations” means, as of each date of determination, and without duplication, (a) all Indebtedness and Contingent Obligations as to which Borrower has any direct or indirect liability or obligation (whether as the primary obligor or as a surety, and whether or not Borrower is the nominal obligor with respect thereto), including without limitation indebtedness for borrowed money, obligations with respect to Capital Leases, amounts available for drawing under letters of credit and other similar instruments, and the aggregate amount drawn under letters of credit and other similar instruments not then reimbursed, (b) all Indebtedness, Contingent Obligations and other obligations secured by any Lien upon any Authority Property, and (c) all Indebtedness, Contingent Obligations and other obligations held by any Person who may take recourse to any Authority Property, the revenues of Borrower, or any other Property of Borrower for the satisfaction of such Indebtedness and other obligations, provided that the obligations of the Borrower under the Priority Distribution Agreement shall not be deemed to be Recourse Obligations. Without limitation on this definition, the Obligations and the Indebtedness evidenced by the Indentures constitute Recourse Obligations. The Tribe’s Indebtedness in respect of the Tax Exempt Bonds does not constitute a Recourse Obligation.

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

“Related Businesses” means (a) Class II and Class III Casino gaming (as defined in IGRA), and (b) any resort business, any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof, including any hotel, entertainment, recreation or other activity or business, in each case designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by Borrower at Mohegan Sun.

“Relinquishment Agreement” means the Relinquishment Agreement dated as of February 7, 1998, among Borrower, the Tribe and TCA, as amended as of the Closing Date.

“Request for Letter of Credit” means a written request for letter of credit substantially in the form of Exhibit H, together with the standard form of application for standby letters of credit, as applicable, used by the Issuing Lender, signed by a Senior Officer of the Borrower and properly completed to provide all information required to be included therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit I, signed by a Senior Officer of the Borrower and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the constitution, the articles or certificate of incorporation and bylaws, the partnership agreement and any related certificate of partnership, or other organizational or governing documents of such Person, and any Law, or judgment, order, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means, as of any date of determination (a) Lenders whose aggregate Pro Rata Share is at least 51% of the then outstanding Loans and Letters of Credit, or (b) if no Loans or Letters of Credit are outstanding, Lenders whose aggregate Pro Rata Share is at least 51% of the then effective Commitments, or (c) if the Commitments have been terminated and no Loans or Letters of Credit or other Obligations (other than under Approved Swap

Agreements) are then outstanding, Lenders then owed Specified Swap Amounts which are at least 51% of the aggregate Specified Swap Amount owed to all Lenders.

“Reserve Percentage” means, with respect to any LIBOR Loan, the percentage applicable as of the date of determination of the LIBOR Base Rate representing the aggregate reserve requirements of the Administrative Agent (disregarding any offsetting amounts that may be available to the Administrative Agent to decrease such requirements to the extent that such offsetting amounts arose out of transactions other than those contemplated by this Agreement) under Regulation D and any other applicable Laws with respect to Eurodollar Obligations in an aggregate amount equal to the amount of such LIBOR Loan and for a time period comparable to the number of months in the applicable Interest Period. The determination by the Administrative Agent of any applicable Reserve Percentage shall be presumed correct in the absence of manifest error.

“Responsible Official” means, when used with reference to any Person, any Senior Officer and, in the case of Borrower, includes any member of the Management Board. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

“Revolving Commitment” as of the Closing Date means $291,000,000. Subject to the terms and conditions set forth in Section 2.6, the Revolving Commitment may be reduced from time to time. Subject to the terms and conditions set forth in Section 2.7, the Revolving Commitment may be increased from time to time.

“Revolving Loan” means a Loan made pursuant to the Revolving Commitment.

“Revolving Note” means each promissory note made by Borrower to a Lender evidencing the Advances made by that Lender under its Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit J, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means the Amended and Restated Security Agreement of even date herewith executed by Borrower in favor of the Administrative Agent for the ratable benefit of the Lenders, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Senior Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date minus Subordinated Obligations as of that date, to (b) EBITDA for the four Fiscal Quarter period ending on that date.

“Senior Officer” means (a) as to the Tribe, the Chairman and Vice-Chairman of the Tribal Council of the Tribe, the Chief of Staff of the Tribe, the Chief Financial Officer of the Tribe and the General Counsel of the Tribe, and (b) as to Borrower, the Chairman and Vice-Chairman of the Management Board, the Chief Executive Officer and the Chief Financial Officer of Borrower. Each Senior Officer (whether denominated as an officer of the Tribe or of Borrower) shall be conclusively presumed to be authorized to act on behalf of the Borrower with respect to the transactions contemplated by the Loan Documents.

“Senior Notes” means the senior notes issued pursuant to the Existing Senior Indenture, including any exchange notes issued thereunder.

“Senior Subordinated Notes” means the subordinated notes issued pursuant to the Existing Senior Subordinated Indentures, including any exchange notes issued thereunder.

“SNDA” means a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit K hereto, or such other form of subordination, non-disturbance and attornment agreement as the Administrative Agent may approve in its discretion, in each case executed by the Administrative Agent and a tenant of the Borrower at Mohegan Sun.

“SPC” has the meaning set forth in Section 13.8.

“Special Circumstance” means (a) the adoption of any Law by any Governmental Agency, central branch or comparable authority with respect to activities in the Designated Market, or (b) any change in the interpretation or administration of any existing Law by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or (c) compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or (d) the existence or occurrence of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders.

“Specified Swap Amount” means, at any time, in respect of Swap Agreements to which any Lender is party, the Swap Termination Value relating thereto; provided that for purposes of this definition, any Swap Termination Value that is negative as to (i.e., owing by) any Lender shall be deemed equal to zero.

“Subordinated Obligations” means, collectively (a) the Senior Subordinated Notes, and (b) any Subordinated Obligations issued pursuant to Section 7.9(f).

“Subsidiary” means, as of any date of determination and with respect to any Person, any other corporation, partnership or other business entity (whether or not, in either case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or other business entity, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

“Swap Agreements” means one or more written agreements between Borrower and one or more financial institutions providing for “swap,” “cap,” “collar” or other similar derivative interest rate protection with respect to any Indebtedness.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements which may include any Lender.

“Syndication Agent” means Société Générale. The Syndication Agent shall have no rights, duties or responsibilities under the Loan Documents beyond those of a Lender

“Tax Exempt Bonds” means the Indebtedness of the Tribe under the Indenture of Trust dated as of August 1, 2001 between the Tribe and First Union National Bank, as Trustee, as originally executed, a true, correct and complete copy of which has been provided to the Administrative Agent.

“TCA” means Trading Cove Associates, a Connecticut general partnership, its successors and assigns.

“Term Commitment” means, as of the Closing Date, $100,000,000. Subject to the terms and conditions set forth in Section 2.5 and 2.6, the Term Commitment may be reduced from time to time. Subject to the terms and conditions set forth in Section 2.7, the Term Commitment may be increased from time to time.

“Term Loan” means a Loan made pursuant to the Term Commitment.

“Term Note” means each promissory note made by Borrower to a Lender evidencing the Advance made by that Lender under its Pro Rata Share of the Term Commitment, substantially in the form of Exhibit L, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Term Reduction Amount” means, with respect to each Term Reduction Date, $8,333,500, provided that if the amount of the Term Commitment is increased pursuant to Section 2.7, the amount of the Term Reduction Amount payable on each subsequent Term Reduction Date shall be increased in the same proportion as (a) the aggregate principal amount of the Term Commitment (giving effect to such increase) bears to (b) the aggregate principal amount of the Term Commitment (immediately prior to the increase), and then rounded upwards to the nearest integral multiple of $500.

“Term Reduction Date” means June 30, 2005, and each subsequent September 30, December 31, March 31 and June 30 through the Maturity Date.

“Termination Event” means (a) a “reportable event” as defined in Section 4043 of ERISA (other than a reportable event that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“Title Company” means Chicago Title Insurance Company or such other title insurance company as may be reasonably satisfactory to Administrative Agent.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person). In the case of the Tribe, knowledge of any material information by any Responsible Official of the Borrower or of the Tribe shall be attributed to the Tribe.

“Total Debt” means, as of each date of determination, all Recourse Obligations other than Borrower’s liability for payments under the Relinquishment Agreement.

“Total Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date, to (b) EBITDA for the four Fiscal Quarter period ending on that date.

“Town Agreement” means the Agreement dated as of June 16, 1994 between the Tribe and the Town of Montville, Connecticut, as amended as of the Closing Date.

“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.

“Tribal Preferred Distributions” means Distributions of the type contemplated by Section 7.5(b).

“Tribe” means The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe.

“type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance or a LIBOR Loan or Advance.

“UCC Ordinance” means the Tribe’s Ordinance Number 98-7.

“Unused Commitment” means, as of each date of determination, the difference between (a) the aggregate Revolving Commitment on that date and (b) the sum of (i) the outstanding principal amount of the Loans made under the Revolving Commitment, (ii) the amount available for drawing under outstanding Letters of Credit, and (iii) the aggregate amount of all unreimbursed draws with respect to Letters of Credit.

“WNBA Agreements” means, collectively, the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company and the WNBA Subsidiary, the WNBA Note and the related guaranty executed by the Borrower in favor of WNBA, LLC, in each case as in effect on January 28, 2003, and with any amendments thereto which do not increase the

Investment of the Tribe or the Borrower in respect of the WNBA Subsidiary to an amount in excess of that permitted by Section 7.9(i).

“WNBA Note” means a promissory note dated as of January 28, 2003, in the principal amount of $8,000,000 made by the WNBA Subsidiary in favor of WNBA, LLC as a portion of the consideration payable by the WNBA Subsidiary for its acquisition of a WNBA franchise.

“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly-owned Subsidiary of the Borrower, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 7.12 through 7.15, inclusive, would then be calculated in a different manner or with different components, (a) Borrower, the Tribe and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections during the 60 day period following any such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

ARTICLE 2.

LOANS AND LETTERS OF CREDIT

2.1 Loans-General.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Lender shall, pro rata according to its Pro Rata Share of the then applicable Revolving Commitment, make revolving Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding the amount of that Lender’s Pro Rata Share of the then applicable Revolving Commitment; provided that, giving effect to the Loan of which such Advance is a part, the sum of (i) the aggregate principal amount of the outstanding Revolving Loans plus (ii) the aggregate amount available for drawing under the outstanding Letters of Credit plus (iii) the aggregate amount of all unreimbursed draws with respect to all Letters of Credit, shall not exceed the then applicable Revolving Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Agreement without premium or penalty.

(b) Subject to the terms and conditions set forth in this Agreement, each Lender shall make an Advance to Borrower on the Closing Date in the full amount of that Lender’s Pro Rata Share of the then existing Term Commitment. In the event that following the Closing Date the amount of the Term Commitments are increased pursuant to Section 2.7, then each Lender which assumes any portion of the increased Term Commitment shall make an Advance in the full amount of such Lender’s Pro Rata Share of the increase to the Term Commitment on the effective date of such increase. Subject to the limitations set forth herein, the Advance by each Lender under its Pro Rata Share of the Term Commitment may be prepaid or repaid without premium or penalty, but no portion of the Loans under the Term Commitment which is so prepaid or repaid may be reborrowed.

(c) Each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, which shall be a Business Day in the case of a Base Rate Loan and a LIBOR Business Day in the case of a LIBOR Loan, (ii) amount of such Loan, (iii) type of such Loan, and (iv) in the case of LIBOR Loans, the Interest Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone by a Senior Officer of Borrower. Borrower shall immediately confirm each requested Loan by submitting a Request for Loan conforming with the requirements of the preceding sentence to the Administrative Agent by telecopier, with the original thereof to follow by mail. In the case of the initial Loans to be made on the Closing Date, the Request for Loan to be delivered by the Borrower shall be delivered to the Administrative Agent no later than 12:00 noon, California time, one day before the Closing Date and such Loans shall be Base Rate Loans only.

(d) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone, telecopier or telex of the date of the Loan and that Lender’s Pro Rata Share of the Loan. Not later than 12:00 noon, California time, in the case where a Base Rate Loan is requested, and 10:00 a.m. California time, in the case where a LIBOR Loan is requested, on the date specified for any Loan, each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article 10, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

(e) Unless the Requisite Lenders otherwise consent, each Loan under the Commitments shall be in an integral multiple of $1,000,000 which is equal to or greater than $5,000,000.

(f) Unless the Administrative Agent otherwise consents, no Request for Loan may be revoked by Borrower after its submission to the Lenders by the Administrative Agent. In the event that the Administrative Agent consents to the revocation of any Request for Loan submitted by the Borrower, Borrower agrees that it shall reimburse the Administrative Agent and each Lender for any loss, cost, damage or expense associated with any redeployment of funds caused by such revocation.

(g) If, as of the end of the Interest Period with respect to any LIBOR Loan, Borrower has not submitted a Request for Loan or orally requested a Base Rate Loan in accordance with Section 2.1(c), or if any Request for Loan submitted by Borrower for a LIBOR Loan fails to satisfy the notice periods specified in Section 2.3, then, in the absence of notice from Borrower to the contrary, Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the maturing LIBOR Loan, and the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(c) and 2.2.

(h) The Loans and Advances made by the Lenders pursuant to this Agreement shall be evidenced hereby, without the requirement for the issuance of any Note or promissory note to any Lender, provided however that upon request from any Lender to Borrower submitted through the Administrative Agent from time to time, Borrower shall issue (a) a Revolving Note to such Lender in the amount of that Lender’s Pro Rata Share of the Revolving Commitment, if any, and (b) a Term Note to such Lender in the amount of that Lender’s Pro Rata Share of the Term Commitment, if any, which Notes will thereafter serve as evidence of that Lender’s Advances.

2.2 Base Rate Loans. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan or an oral request for loan submitted in accordance with Section 2.1(c), in each case received at the Administrative Agent’s Office not later than 10:00 a.m. California time, on the Business Day immediately preceding the Business Day upon which the requested Loan is to be made.

2.3 LIBOR Loans.

(a) Each request by Borrower for a LIBOR Loan shall be made pursuant to a Request for Loan or an oral request submitted in accordance with Section 2.1(c), in each case received at the Administrative Agent’s Office not later than 9:00 a.m., California time, at least three LIBOR Business Days before the first day of the applicable Interest Period.

(b) Two LIBOR Business Days prior to the first day of the applicable Interest Period, the Administrative Agent shall determine the applicable LIBOR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, telecopier or telex.

(c) Unless all of the Lenders otherwise consent in writing, no LIBOR Loan may be requested during the continuance of a Default or Event of Default.

(d) Nothing contained herein shall require any Lender to actually obtain the funds needed to make any LIBOR Advance in the Designated Market.

(e) Unless the Administrative Agent otherwise consents, no more than five LIBOR Loans shall be outstanding at any one time.

2.4 Letters of Credit.

(a) On the Closing Date, each of the Letters of Credit outstanding under the Existing Loan Agreement shall be deemed to have been issued hereunder. The Administrative Agent will inform the Lenders of the aggregate effective amount of all such Letters of Credit on the Closing Date, and will provide each of the Lenders with appropriate information regarding the amount, beneficiary, and tenor of any such Letter of Credit upon request. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit which do not result in the aggregate effective face amount of all outstanding Letters of Credit being in excess of $25,000,000; provided that after giving effect to all such Letters of Credit, the sum of (i) the aggregate principal amount of the outstanding Revolving Loans plus (ii) the aggregate amount available for drawing under the outstanding Letters of Credit plus (iii) the aggregate amount of all unreimbursed draws with respect to all Letters of Credit, shall not exceed the then applicable Revolving Commitment. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the terms of the Letters of Credit shall not exceed 12 months from the date of issuance thereof (or, in the case of any renewal, 12 months from the date of such renewal) and no Letter of Credit or renewal thereof shall expire later than the Maturity Date. Borrower will not request any Letter of Credit which is not reasonably necessary in the ordinary course of business of Borrower.

(b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least three Business Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

(c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation from the Issuing Lender, in an amount equal to that Lender’s Pro Rata Share of the Revolving Commitment, of such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share of the Revolving Commitment, reimburse the Issuing Lender promptly upon demand for the amount of such payment through the Administrative Agent. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit upon the date of each drawing thereunder, together with interest on such amount from the date of any payment made by the Issuing Lender at the Default Rate (provided that, subject to the terms and conditions hereof, Borrower may request a Base Rate Loan in accordance with this Agreement to finance such amounts at the rate ordinarily applicable to Base Rate Loans). The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.4(c) for its Pro-Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro-rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.4(d) and shall share, in accordance with that pro-rata participation, in any payment (including any payment of interest with respect thereto) made by Borrower with respect to such claim, and the Administrative Agent shall remit to each such Lender its Pro Rata Share thereof in immediately available funds.

(e) If Borrower fails to make the payment required by Section 2.4(d) upon demand, in lieu of the reimbursement to the Issuing Lender under Section 2.4(c) the Issuing Lender may (but is not required to) without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Lenders under the Revolving Commitment in accordance with their Pro Rata Shares in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 10 shall not apply. The proceeds of such Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit. Such Advances shall be payable upon demand and shall bear interest at the Default Rate.

(f) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(g) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Connecticut Uniform Commercial Code Section 42a-5-109. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii) so long as the Issuing Lender in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

(xiv) where the Issuing Lender has acted in good faith and observed general banking usage, customs or practices, any other circumstances whatsoever.

(h) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 12.6, mutatis mutandis.

2.5 Mandatory Reductions of the Term Commitment. The Term Commitment shall automatically and permanently be reduced on each Term Reduction Date by the Term Reduction Amount. The Term Commitment shall automatically and permanently reduce on the date of each prepayment of the Term Loans.

2.6 Voluntary Reduction of the Revolving Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five Business Days prior written notice to the Administrative Agent, voluntarily to permanently and irrevocably reduce, in aggregate principal amounts which are not less than $5,000,000 and in an integral multiple of $1,000,000, or to terminate, the then undisbursed portion of the Revolving Commitment, provided that any such reduction or termination shall be accompanied by all accrued and unpaid commitment fees with respect to any portion of the Revolving Commitment being reduced or terminated.

2.7 Optional Increases to the Commitments.

(a) Provided that no Default or Event of Default then exists, Borrower may request in writing that the then effective Revolving Commitment, Term Commitment, or either or both of them, be increased to an aggregate amount which does not result in the principal amount of the Commitments being greater than $500,000,000. Any request under this Section shall be submitted by Borrower to the Lenders through the Administrative Agent not less than thirty days prior to the proposed increase, specify the proposed effective date and amount of such increase to each of the Commitments, if any, and be accompanied by a Certificate signed by a Senior Officer of Borrower (and consented to by the Tribe acting through a Senior Officer), stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase. Borrower may also specify any fees offered to those Lenders which agree to an increase in the amount of their Pro Rata Share of the Commitments (which fees may be variable based upon the amount which any such Lender is willing to assume as an increase to the amount of its Pro Rata Share of the increased Commitments). The consent of the Lenders, as such, shall not be required for an increase in the amount of either or both of the Commitments pursuant to this Section.

(b) Each Lender may approve or reject a request for an increase in the amount of the Commitments in its sole and absolute discretion and, absent an affirmative written response within thirty days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Lenders shall not affect Borrower’s right to increase the Commitments pursuant to this Section.

(c) In responding to a request under this Section, each Lender which is willing to increase its Pro Rata Share of the increased Commitments shall specify the amount of the proposed increase which it is willing to assume. Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Commitments before such increase) in any resulting increase in the Commitments, subject to the right of the Administrative Agent to adjust allocations of the increased Commitments so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $100,000.

(d) If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, Borrower may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with clause (f) of this Section (each, a “New Lender”), which New Lenders may assume the amount of the increase in the Commitments that has not been assumed by the consenting Lenders.

(e) After completion of the foregoing, the Administrative Agent shall give written notification to the Lenders and any New Lenders of the increase to the Commitments which shall thereupon become effective.

(f) Each New Lender shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the Commitments upon its execution of an instrument of joinder to this Agreement which is in form and substance reasonably acceptable to the Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Lenders which would be granted or made by an Eligible Assignee by means of the execution of an Assignment Agreement.

(g) Subject to the foregoing, any increase to the Commitments requested under this Section shall be effective as of the date proposed by Borrower and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to the amount of their Pro Rata Share plus (ii) the amount offered by any New Lenders. Upon the effectiveness of any such increase, each Loan outstanding under any Commitment which is so increased shall be refinanced with new Advances reflecting the adjusted Pro Rata Shares of the Lenders in that Commitment and the Borrower shall:

(x) issue replacement Notes to each affected Lender and new Notes to each New Lender, and the percentage of Pro Rata Shares of each Lender will be adjusted to give effect to the increase in the Commitments;

(y) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent may reasonably request relating to such increase (including without limitation, in the event that the Leasehold Mortgage is then in effect, an amendment to the Leasehold Mortgage reflecting the increase of the amounts secured thereby, and, in any such case Borrower shall provide to the Administrative Agent an endorsement to its ALTA lenders policy of title insurance, in form and substance reasonably acceptable to the Administrative Agent, insuring the continued priority and perfection of the Leasehold Mortgage); and

(z) pay to the existing Lenders any breakage costs which are payable in connection with the refinancing of any Loans in the manner contemplated by Section 3.8 (it being understood that in the event of any increase to the Term Commitment, each LIBOR Loan which is then outstanding under the Term Commitment shall be refinanced in a manner which results in each Lender having a Pro Rata Share of the Term Commitment having a ratable share of each Term Loan which is outstanding thereunder).

2.8 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender prior to the funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s Pro Rata Share of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, which demand shall be made in a reasonably prompt manner. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.9 Collateral. The Loans, together with all other Obligations, shall be secured by the Liens created by the Collateral Documents and shall be entitled to the benefit of each guarantee executed by any Subsidiary of the Borrower in respect of the Obligations. Each Approved Swap Agreement shall be secured by the Lien of the Collateral Documents (a) on a pari passu basis to the extent of the associated Swap Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

ARTICLE 3.

PAYMENTS AND FEES

3.1 Principal and Interest

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. At the option of the Requisite Lenders, interest on overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations quarterly, to the fullest extent permitted by applicable Laws.

(b) Interest accrued with respect to Base Rate Loans shall be payable quarterly in arrears on each Quarterly Payment Date. Except as otherwise provided in Section 3.9, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to Base Rate plus the Applicable Percentage for Base Rate Loans. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding change in Base Rate or the Applicable Percentage.

(c) Interest on each LIBOR Loan which is for a term of three months or less shall be due and payable on the last day of the related Interest Period. Interest accrued on each other LIBOR Loan shall be due and payable on the date which is three months after the date such LIBOR Loan was made, every three months thereafter and, in any event, on the last day of the related Interest Period. Except as otherwise provided in Section 3.9, the unpaid principal amount of any LIBOR Loan shall bear interest at a rate per annum equal to the LIBOR for that LIBOR Loan plus the Applicable Percentage for LIBOR Loans. While the LIBOR for each LIBOR Loan shall remain fixed for the entire related Interest Period, the Applicable Percentage for each LIBOR Loan shall change simultaneously with the corresponding change in Applicable Percentages generally.

(d) If not sooner paid, the principal Indebtedness evidenced by the Loan Documents shall be payable as follows:

(i) the principal amount of each LIBOR Revolving Loan shall be payable on the last day of the Interest Period for such Revolving Loan;

(ii) the amount, if any, by which the aggregate principal amount of the Revolving Loans plus the aggregate amount available for drawing under outstanding Letters of Credit plus the aggregate amount of all unreimbursed draws with respect to Letters of Credit at any time exceeds the Revolving Commitment shall be payable immediately;

(iii) the amount, if any, by which the aggregate principal amount of the Term Loans at any time exceed the Term Commitment shall be payable immediately; and

(iv) the principal Indebtedness evidenced by the Loan Documents shall in any event be payable on the Maturity Date.

(e) Subject to Section 3.8, the Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, provided that with respect to any voluntary prepayment of the Loans under this Section 3.1(e), (i) any partial prepayment shall be in an integral multiple of $1,000,000 which is not less than $5,000,000, and (ii) the Administrative Agent shall have received written notice of any prepayment prior to 9:00 a.m. California time one Business Day (or, in the case of any prepayment of any LIBOR Loan, three LIBOR Business Days) before the date of prepayment, which notice shall identify the date and amount of the prepayment.

3.2 Arrangement Fees. On the Closing Date, Borrower shall pay to each of the Co-Lead Arrangers fees in the amounts set forth in the Fee Letters with the Co-Lead Arrangers. These fees are fully earned as of the Closing Date, are solely for the account of the Co-Lead Arrangers and are non-refundable.

3.3 Annual Agency Fees. On the Closing Date and on each anniversary thereof, Borrower shall pay to the Administrative Agent agency fees in the amounts set forth in the Fee Letter with BAS and the Administrative Agent. These agency fees are fully earned as of the date when due, are solely for the account of Administrative Agent and are non-refundable.

3.4 Upfront Fees. On the Closing Date, Borrower shall pay to the Administrative Agent, for the account of each Lender, a non-refundable upfront fee in amount equal to (a) the amount of that Lender’s Pro Rata Share, times (b) a percentage based on the principal amount of the Commitments which such Lender extended a written offer to Borrower to assume (without regard to the Pro Rata Share actually allocated to such Lender), as set forth in the Fee Letter with BAS and the Administrative Agent.

3.5 Commitment Fees. From the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders according to their Pro Rata Shares, Commitment Fees equal to the product of (a) the Applicable Percentage for Commitment Fees times (b) the average daily Unused Commitment for that calendar quarter. The Commitment Fees shall be payable quarterly in arrears on each Quarterly Payment Date and upon any termination of the Revolving Commitment.

3.6 Letter of Credit Fees. Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit fee issuance fee to the Issuing Lender, for the sole account of the Issuing Lender, in an amount set forth in the Fee Letter. The Borrower also shall pay to the Administrative Agent, quarterly in arrears on each Quarterly Payment Date, and for the ratable account of the Lenders in accordance with their Pro Rata Shares of the Revolving Commitment, letter of credit fees in an amount equal to the Applicable Percentage for LIBOR Loans times the maximum amount available for drawing under each Letter of Credit outstanding from time to time. The Administrative Agent shall promptly make available to the Lenders in immediately available funds, pro-rata according to their Pro Rata Shares, the standby letter of credit fees which are for the account of the Lenders. Borrower also shall pay transfer, issuance, check fees and such other fees as the Issuing Lender normally charges (not to include origination fees) in connection with standby letters of credit and activity pursuant thereto, which fees shall be solely for the account of the Issuing Lender.

3.7 Increased Commitment Costs. If any Lender shall have determined that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by that Lender (or its LIBOR Lending Office) or any corporation controlling that Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by that Lender or any corporation controlling that Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its obligations under this Agreement, then, upon demand of such Lender, Borrower shall immediately pay to that Lender, from time to time as specified by that Lender, additional amounts sufficient to compensate that Lender for such increase.

3.8 LIBOR Fees and Costs.

(a) If, after the date hereof, the existence or occurrence of any Special Circumstance:

(i) shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Advance, any Note or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any LIBOR Advance or any other amounts due under this Agreement in respect of any LIBOR Advance, any Note or its obligation to make LIBOR Advances (except for changes in any tax on the overall net income, gross income or gross receipts of such Lender or its LIBOR Lending Office);

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office; or

(iii) shall impose on any Lender or its LIBOR Lending Office or the Designated Market any other condition affecting any LIBOR Advance, any Note, its obligation to make LIBOR Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Advance or in respect of any LIBOR Advance, any Note or its obligation to make LIBOR Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Advance, any Note or its obligation to make LIBOR Advances (assuming such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Market), then, upon demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Market). A statement of any Lender claiming compensation under this subsection, providing supporting calculation, and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different LIBOR Lending Office promptly if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least four LIBOR Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.8(d), pay in full the affected LIBOR Advances of such Lender or request that such LIBOR Advances be converted to Base Rate Advances.

(b) If, after the date hereof, the existence or occurrence of any Special Circumstance shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Loan, or materially restrict the ability of such Lender to purchase or sell, or to take deposits of, dollars in the Designated Market, or to determine or charge interest rates based upon the LIBOR, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make LIBOR Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the Interest Period(s) applicable to such LIBOR Advances if such Lender may lawfully continue to maintain and fund such LIBOR Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(d). In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance.

(c) If, with respect to any proposed LIBOR Loan:

(i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders, deposits in dollars (in the applicable amounts) are not being offered to each of the Lenders in the Designated Market for the applicable Interest Period; or

(ii) the Requisite Lenders advise the Administrative Agent that the LIBOR as determined by the Administrative Agent (A) does not represent the effective pricing to such Lenders for deposits in dollars in the Designated Market in the relevant amount for the applicable Interest Period, or (B) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a LIBOR Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

(d) Upon payment or prepayment of any LIBOR Advance (other than as the result of a conversion required under Section 3.8(b)), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a LIBOR Loan in any Request for Loan, Borrower shall pay to the appropriate Lender a prepayment fee or failure to borrow fee, as the case may be, calculated as follows (and determined as though 100% of the LIBOR Advance had been funded in the Designated Market):

(i) principal amount of the LIBOR Advance, times the number of days between the date of prepayment or failure to borrow and the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential; plus

(ii) all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Lender (excluding allocations of any expense internal to that Lender) and reasonably attributable to such payment, prepayment or failure to borrow;

provided that no prepayment fee or failure to borrow fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. Each Lender’s determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.8(d) shall be based upon the Administrative Agent’s determination of the applicable Interest Differential but shall otherwise be conclusive in the absence of manifest error.

3.9 Default Rate. Upon the occurrence and during the continuation of any Default, the outstanding principal amount of the Loans shall, at the option of the Requisite Lenders, thereafter bear interest at a rate per annum which is 2% per annum in excess of the otherwise applicable rate, to the fullest extent permitted by applicable Laws. Upon the occurrence and during the continuation of any Default or Event of Default, accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be payable upon demand and shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

3.10 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of interest on LIBOR Loans and on fees payable under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.11 Non-Business Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

3.12 Manner and Treatment of Payments

(a) Each payment hereunder (except payments pursuant to Sections 3.7, 3.8, 13.11 and 13.15) or on the Notes or under any other Loan Document shall be made, without setoff, counterclaim or deduction of any kind, to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m., California local time, on the day of payment (which must be a Business Day). All later payments shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California local time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b) Each payment or prepayment on account of any Loan shall be made and applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

(c) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to its Note and such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record, and no such failure shall affect the amount of the Obligations hereunder.

3.13 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.14 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

3.15 Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.16 Authority to Charge Account. Borrower hereby authorizes the Administrative Agent to charge the Designated Deposit Account or any other demand deposit account maintained by Borrower with the Administrative Agent, in such amounts as may from time to time be necessary to cause timely payment of principal, interest, fees and other charges payable by Borrower under the Loan Documents, but only to the extent that any such payment is not otherwise made when due. Nothing herein shall obligate the Administrative Agent to charge any such account in this manner or to charge any account at a time when there are not sufficient good funds in such account.

3.17 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Lenders, or that Lender, under Article 3 has been determined.

3.18 Survivability. All of Borrower’s obligations under Sections 3.7 and 3.8 shall survive for one year following the date on which all Loans hereunder are fully paid; provided, however, that such obligations shall not, from and after the date on which all Loans hereunder are fully paid, be deemed secured Obligations for any purpose under the Loan Documents.

3.19 Withholding Gross-Up. Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts, (ii) franchise taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business”, (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Agency and (iv) any withholding tax or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 13.23, to the extent such forms are then available under applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower or any other Party is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, they shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower or the relevant Party.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE TRIBE

In order to induce the Creditors to enter into this Agreement and the other Loan Documents to be executed as of the Closing Date, the Tribe represents and warrants to the Creditors that, as of the Closing Date (but not as of any date subsequent thereto).

4.1 Existence and Qualification; Power; Compliance With Laws. The Tribe is federally recognized as a Indian Tribe pursuant to a determination of the Assistant Secretary – Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Internal Revenue Code, Title 26 U.S.C. Borrower is a governmental instrumentality of the Tribe. As of the Closing Date, each of the Tribe and Borrower is a non-taxable entity for purposes of federal income taxation under the Internal Revenue Code, Title 26 U.S.C., and the gaming and other revenues of Borrower are exempt from federal income taxation. To the extent required by Law, Borrower and the Tribe are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business. The Tribe and the Borrower each have all requisite power and authority to execute and deliver each Loan Document to which they are a Party and to perform their respective Obligations. The Tribe and Borrower are in material compliance with the terms of the Compact, the Gaming Authority Ordinance, the Gaming Ordinance and with all Laws and other legal requirements applicable to their existence and business (including without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of their business, except where the failure so to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe and by Borrower of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(a) require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, Management Board Member, security holder or creditor;

(b) violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of Borrower;

(c) result in or require the creation or imposition of any Lien or Right of Others (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(d) violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe or Borrower;

(e) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(f) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe or Borrower is a party or by which the Tribe, Borrower or any of their Property is bound or affected; or

(g) require any consent or approval of any Governmental Agency, or any notice to, registration or qualification with any Governmental Agency, not heretofore obtained or obtained concurrently with the Closing Date (or, as to the Leasehold Mortgage, as hereafter may be obtained);

and the Tribe and Borrower are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except for any required consents of the U.S. Secretary of the Interior as to the Leasehold Mortgage (which consent is being requested concurrently with the execution and delivery of this Agreement if the Leasehold Mortgage is being executed concurrently herewith, but is not otherwise required), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe and the Borrower of the Loan Documents to which they are parties.

4.4 The Nature of Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) included within Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted on behalf of the Tribe by Borrower pursuant to the authority granted to Borrower in the Gaming Authority Ordinance, other than the basketball operations carried on by, and the related assets owned by, the WNBA Subsidiary.

4.5 No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

4.6 Title to and Location of Property. As of the Closing Date, Borrower has good and valid title to all the Property reflected in the financial statements described in Section 5.6 other than assets owned by the WNBA Subsidiary and immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than as set forth in Schedule 7.8, provided that the title to the real property comprising a portion of the Mohegan Sun is held by the United States in trust on behalf of the Tribe.

4.7 Real Property. Schedule 4.7 sets forth a summary description of all real property owned by the Tribe which is Authority Property, including the Real Property, and of all real property leasehold estates held by Borrower from the Tribe, which summary is accurate and complete in all material respects. Except as set forth in Schedule 4.7, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and neither Borrower nor the Tribe is in default or breach of any material provision thereof . The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto copies of which have not been furnished to the Administrative Agent. Under

25 U.S.C. § 177 such real property may not be encumbered by the Tribe or Borrower without the consent of the United States of America; however consent to the Leasehold Mortgage has been requested concurrently with the execution and delivery of this Agreement. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of the Tribe.

4.8 Governmental Regulation. Except for any consents of the Bureau of Indian Affairs of the types described in Section 4.3, Borrower is not subject to regulation under any Law limiting or regulating its ability to incur Indebtedness for money borrowed, to grant Liens to secure its obligations with respect to such Indebtedness or to otherwise perform the Obligations.

4.9 Binding Obligations. The Loan Documents contemplated by Section 10.1 and Section 10.2 have been executed and delivered by the Tribe and Borrower, as applicable, and constitute the legal, valid and binding obligations of the Tribe and Borrower enforceable in accordance with their terms (subject to the understanding that the Leasehold Mortgage will not be delivered unless and until all appropriate and required Governmental Approvals have been obtained). The provisions of Section 13.24 are specifically enforceable against the Tribe and Borrower.

4.10 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

4.11 Disclosure. No written statement made by or on behalf of the Tribe or Borrower to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan or Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to the Tribe or Borrower (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

4.12 Gaming Laws. Borrower and the Tribe are in material compliance with all applicable Gaming Laws.

4.13 Security Interests. The Liens created by the Security Agreement are perfected and of first priority to the fullest extent that the same may be perfected by the filing of financing statements under the Connecticut Uniform Commercial Code (as adopted by the Borrower pursuant to the UCC Ordinance). Following the date of the execution, delivery (and consent thereto by the U.S. Secretary of the Interior) and recordation of the Leasehold Mortgage, the Leasehold Mortgage creates a valid and perfected Lien in the Collateral described therein securing the Obligations. The Deposit Account Agreements create a valid and perfected Lien in the Operating Accounts securing the Obligations. Each of the Liens described in this Section are of first priority, subject only to Permitted Encumbrances, Permitted Rights of Others and matters described in Schedule 7.8.

4.14 Arbitration. Pursuant to the Constitution, to the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

4.15 Recourse Obligations. Under current Law, no obligation of the Tribe of any type or nature may constitute a Recourse Obligation unless and to the extent that Borrower has become an express obligor with respect thereto, and the Tribe has no authority, independent of Borrower, to incur any obligation on behalf of Borrower, to bind any Authority Property, or to grant Liens upon any Authority Property.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Creditors to enter into this Agreement and the other Loan Documents, to make Loans and to issue and participate in Letters of Credit hereunder, Borrower represents and warrants to the Creditors that:

5.1 Existence and Qualification; Power; Compliance With Laws. The Tribe is federally recognized as a Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Internal Revenue Code, Title 26 U.S.C. Borrower is a governmental instrumentality of the Tribe. As of the Closing Date, each of the Tribe and Borrower is a non-taxable entity for purposes of federal income taxation under the Internal Revenue Code, Title 26 U.S.C., and the gaming and other revenues of Borrower are exempt from federal income taxation. To the extent required by Law, Borrower and the Tribe are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business. The Tribe and the Borrower each have all requisite power and authority to conduct their respective businesses, to own and lease their respective Properties, to execute and deliver each Loan Document to which they are a Party and to perform their respective Obligations. As of the Closing Date, the chief executive offices of Borrower are located in Uncasville, Connecticut at the address for notices set forth on the signature pages hereto. The Tribe and Borrower are in material compliance with the terms of the Compact, the Gaming Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to their existence and business (including without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of their business, except where the failure so to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

5.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe and by Borrower of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(a) require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor;

(b) violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of Borrower;

(c) result in or require the creation or imposition of any Lien or Right of Others (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(d) violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe or Borrower;

(e) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(f) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe or Borrower is a party or by which the Tribe, Borrower or any of their Property is bound or affected; or

(g) require any consent or approval of any Governmental Agency, or any notice to, registration or qualification with any Governmental Agency, not heretofore obtained or obtained concurrently with the Closing Date (or, as to the Leasehold Mortgage, as hereafter may be obtained);

and the Tribe and Borrower are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 5.2(f), in any respect that constitutes a Material Adverse Effect.

5.3 No Governmental Approvals Required. Except for the consent of the U.S. Secretary of the Interior as to the Leasehold Mortgage (which consent is being requested concurrently with the execution and delivery of this Agreement if the Leasehold Mortgage is being executed concurrently herewith, but is not otherwise required), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe and the Borrower of the Loan Documents to which they are parties.

5.4 The Nature of Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) included within Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted on behalf of the Tribe by Borrower pursuant to the authority granted to Borrower in the Gaming Authority Ordinance, other than the basketball operations carried on by, and the related assets owned by, the WNBA Subsidiary.

5.5 No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

5.6 Financial Statements. Borrower has furnished to the Lenders (a) the audited financial statements of Borrower as of September 30, 2002 and for the fiscal year then ended, and (b) the unaudited financial statements of Borrower as of December 31, 2002 and for the three month fiscal period then ended. The financial statements described above fairly present the financial condition and the results of operations of Borrower as at such dates and for such periods in accordance with Generally Accepted Accounting Principles consistently applied, except in the case of the financial statements described in clause (b) above, for any requirement for footnote disclosures.

5.7 Financial Statements of Borrower. The financial statements of Borrower referred to in Section 5.6 includes as liabilities of the Borrower, all Recourse Obligations existing as of the date hereof, whether or not Borrower is described as the borrower or obligor with respect thereto. Each financial statement of Borrower which is hereafter delivered in accordance with Section 8.1 includes as liabilities of the Borrower, all then existing Recourse Obligations, whether or not Borrower is described as the borrower or obligor with respect thereto. No Non-Authority Property is described as an asset of Borrower on any balance sheet or other financial statement of Borrower provided to the Administrative Agent or the Lenders.

5.8 No Other Liabilities; No Material Adverse Effect. As of the Closing Date, Borrower does not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 5.6(b) or the notes to the financial statements described in Section 5.6(a). No event or circumstance that constitutes a Material Adverse Effect has occurred since September 30, 2002. As of the date of each Advance made and each Letter of Credit issued subsequent to the Closing Date, no event or circumstance has occurred since September 30, 2002 that constitutes a Material Adverse Effect.

5.9 Title to and Location of Property. As of the Closing Date, Borrower has good and valid title to all the Property reflected in the financial statements described in Section 5.6 other than assets owned by the WNBA Subsidiary and immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than as set forth in Schedule 7.8, provided that title to the real property comprising a portion of Mohegan Sun is held by the United States in trust on behalf of the Tribe.

5.10 Real Property. Schedule 4.7 sets forth a summary description of all real property owned by the Tribe which is Authority Property, including the Real Property, and of all real property leasehold estates held by Borrower from the Tribe, which summary is accurate and complete in all material respects. Except as set forth in Schedule 4.7, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and neither Borrower nor the Tribe is in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto copies of which have not been furnished to the Administrative Agent. Under 25 U.S.C. § 177 such real property may not be encumbered by the Tribe or Borrower without the consent of the United States of America; however consent to the Leasehold Mortgage has been requested concurrently with the execution and delivery of this Agreement. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of the Tribe.

5.11 Intangible Assets. Borrower owns, or possesses the right to use to the extent necessary in the business of Borrower, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of the business of Borrower as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower, and no such Intangible Asset conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

5.12 Governmental Regulation. Except for any consents of the Bureau of Indian Affairs of the types described in Section 5.3, Borrower is not subject to regulation under any Law limiting or regulating its ability to incur Indebtedness for money borrowed, to grant Liens to secure its obligations with respect to such Indebtedness or to otherwise perform the Obligations.

5.13 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage,

(b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against Borrower which is, in the reasonable opinion of Borrower’s independent legal counsel, in an amount less than $5,000,000, and (c) matters set forth in Schedule 5.13, there are no actions, suits, proceedings or investigations pending as to which Borrower has been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Property before any Governmental Agency. There is no reasonable basis to believe that any of the matters described on Schedule 5.13 may result in or constitute a Material Adverse Effect.

5.14 Binding Obligations. The Loan Documents to which the Tribe or Borrower is a party have been executed and delivered by the Tribe and Borrower and constitute the legal, valid and binding obligations of the Tribe and Borrower enforceable in accordance with their terms, and each Loan Document hereafter executed will, when executed and delivered by the Parties thereto, constitute the legal, valid and binding obligation of the Borrower and the Tribe as applicable, enforceable against the Borrower and the Tribe as applicable in accordance with its terms(subject to the understanding that the Leasehold Mortgage will not be delivered unless and until all appropriate and required Governmental Approvals have been obtained).

5.15 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

5.16 ERISA. As of the Closing Date neither Borrower nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA.

5.17 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulations T, U and X) in violation of Regulations T, U and X. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.” Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940.

5.18 Disclosure. No written statement made by or on behalf of the Tribe or Borrower to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan or Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to the Tribe or Borrower (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

5.19 Tax Liability. Borrower has filed all tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

5.20 Projections. As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Tribe or Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation, warranty or covenant that the Projections in fact will be achieved.

5.21 Employee Matters. There is no strike or work stoppage in existence or, to Borrower’s knowledge, threatened involving Borrower that would constitute a Material Adverse Effect.

5.22 Gaming Laws. Borrower is in material compliance with all applicable Gaming Laws.

5.23 Security Interests. The Liens created by the Security Agreement are perfected and of first priority to the fullest extent that the same may be perfected by the filing of financing statements under the Connecticut Uniform Commercial Code (as adopted by the Borrower pursuant to the UCC Ordinance). Following the date of the execution, delivery (and consent thereto by the U.S. Secretary of the Interior) and recordation of the Leasehold Mortgage, the Leasehold Mortgage creates a valid and perfected Lien in the Collateral described therein securing the Obligations. The Deposit Account Agreements create a valid and perfected Lien in the Operating Accounts securing the Obligations. Each of the Liens described in this Section are of first priority, subject only to Permitted Encumbrances, Permitted Rights of Others and matters described in Schedule 7.8.

5.24 Hazardous Materials. Except as specifically described in Schedule 5.24, neither Borrower nor to the best knowledge of each Senior Officer of the Borrower any predecessor in title or any third person at any time occupying or present on the Real Property at any time, has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law. Except as specifically described in Schedule 5.24, no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect. Except as specifically described in Schedule 5.24, the Real Property and each portion thereof is not and has not been utilized by Borrower as a site for the manufacture of any Hazardous Materials and is in compliance in all material respects with all Hazardous Materials Laws. To the extent that any Hazardous Materials have been, or are, used, generated or stored by Borrower on any Real Property, or transported to or from such Real Property by Borrower, such use, generation, storage and transportation have been and are, in compliance in all material respects with all Hazardous Materials Laws.

5.25 Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

5.26 Deposit Accounts. Borrower does not maintain any Operating Account which is not listed on Schedule 5.26 or the existence of which has not been disclosed to the Administrative Agent and the Lenders in writing.

5.27 Subsidiaries. As of the Closing Date, Schedule 5.27 correctly sets forth the names, form of legal entity, number of shares of capital stock or other equity interests issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of the Borrower. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by the Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.

ARTICLE 6.

AFFIRMATIVE COVENANTS OF BORROWER

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed (other than the obligations referenced in Section 3.18), or any portion of either Commitment remains in force, Borrower shall, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents:

6.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or its Property or any part thereof, upon its income or profits or any part thereof or (to the extent that the same arise after the Closing Date) any tax assessment, governmental changes or levies imposed upon any right or interest of the Administrative Agent or any Lender under any Loan Document, except that Borrower shall not be required to pay or cause to be paid (a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks, (b) any tax, assessment, charge or levy that is not yet delinquent, or is being contested in good faith by appropriate proceedings, so long as Borrower has established and maintained adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Authority Property is in jeopardy of being seized, levied upon or forfeited, and (c) taxes, assessments, charges and levies of amounts not in excess of $100,000 which Borrower in good faith inadvertently fails to pay.

6.2 Maintenance of Properties. Maintain, preserve and protect its intellectual Property and maintain, preserve and protect all of the depreciable Properties of Borrower in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of such Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower shall not constitute a violation of this covenant, and maintain its ownership of all intellectual property and licenses thereof necessary for the operation of Mohegan Sun.

6.3 Maintenance of Insurance. Cause Borrower to maintain liability, casualty and other insurance with respect to itself and all Authority Property (subject to customary deductibles and retention) with responsible insurance companies against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower operates and, in any event, (a) workers’ compensation insurance, to the extent required to comply with all applicable state, territorial and United States laws and regulations, (b) comprehensive general liability insurance with minimum limits of $2,000,000, (c) umbrella liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100,000,000 and (d) property insurance protecting the Mohegan Sun for possible damage by fire, lightening, wind-storm other damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an “all risk” policy or a property policy covering “special” causes of loss. The insurance referred to in clause (d) shall provide coverage which is not less than the Maximum Foreseeable Loss (as determined from time to time) in respect of the Mohegan Sun and all related improvements and other Property with a deductible no greater than $500,000 (other than earthquake insurance for which the deductible may be up to 10% of the Maximum Foreseeable Loss).

6.4 Compliance With Laws. Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower need not comply with a Requirement of Law then being contested by it in good faith by appropriate proceedings.

6.5 Preservation of Licenses and Permits. Preserve and maintain all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of the business of Mohegan Sun, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties except where the failure to preserve and maintain any such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations or to so qualify or remain qualified would not constitute a Material Adverse Effect.

6.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to unreasonably interfere with the business of Borrower), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, at the sole expense of the Borrower, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect Mohegan Sun, and to discuss the affairs, finances and accounts of Borrower with any of its officers, key employees, and accountants, and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of Borrower.

6.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower.

6.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and instruments to which it is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, provided that the good faith failure of Borrower to comply with Contractual Obligations involving an amount of money which is less than $2,500,000 or Property having a value of less than $2,500,000 shall not constitute a breach of this covenant for so long as Borrower is attempting, through the exercise of diligent efforts, to comply therewith.

6.9 Use of Proceeds. Use the proceeds of the Loans and Letters of Credit (i) to refinance all of the Loans outstanding under the Existing Loan Agreement on the Closing Date, and (ii) to provide for working capital availability and other general purposes of the Borrower, including without limitation (A) the making of Distributions to the Tribe (to the extent not prohibited by Section 7.5) and (B) the repayment or prepayment of the Indebtedness under the Existing Senior Indenture and, to the extent not prohibited by Section 7.1, other Indebtedness of the Borrower.

6.10 Hazardous Materials Laws. Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise Administrative Agent in writing of (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws, (b) any and all claims made or threatened in writing, and received by Borrower, by any third party against Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of the Borrower and the Tribe of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws, provided that the good faith failure of Borrower to comply with Hazardous Materials Laws shall not constitute a breach of this covenant if (a) Borrower is diligently attempting to comply therewith, and (b) no Authority Property having a value in excess of $1,000,000 is affected by such non-compliance or is in jeopardy of seizure or closure as a result of such non-compliance.

6.11 Deposit and Brokerage Accounts. Promptly and in any event within ten days enter into a Deposit Account Agreement with respect to each Operating Account hereafter established.

6.12 Continual Operation of Mohegan Sun. Continuously operate the Mohegan Sun substantially in the manner operated as of the Closing Date (or as contemplated on the Closing Date to be operated) and in any event in material compliance with the Gaming Ordinance, the Gaming Authority Ordinance all applicable Laws and the Compact, and refrain from conducting any gaming activities (including without limitation all Class II and Class III gaming activities (as defined in IGRA)) at any location on the Tribe’s current reservation near Uncasville, Connecticut, other than Mohegan Sun.

6.13 Future Subsidiaries. Cause any Person which hereafter becomes a Subsidiary of Borrower pursuant to Section 9.6 to promptly execute and deliver to the Administrative Agent a guarantee of the Obligations and Collateral Documents which are in form and substance acceptable to the Administrative Agent and any and all other documents reasonably required by the Administrative Agent in connection with the Loan Documents.

6.14 Leasehold Mortgage. If and to the extent that such Governmental Approvals have not been obtained prior to the Closing Date, Borrower shall continue to use its good faith reasonable efforts following the Closing Date to obtain all Government Approvals necessary for the Borrower’s execution and delivery of the Leasehold Mortgage to the Administrative Agent. If and when such approvals are obtained, Borrower shall promptly (i) deliver the Leasehold Mortgage to Administrative Agent and (ii) deliver to Administrative Agent an ALTA policy of title insurance with respect to the Leasehold Mortgage in form and substance substantially similar to the Existing Leasehold Mortgage and the title insurance delivered in connection with the Existing Loan Agreement or, if different, otherwise satisfactory to Administrative Agent.

ARTICLE 7.

NEGATIVE COVENANTS OF BORROWER

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed (other than the obligations referenced in Section 3.18), or any portion of either Commitment remains in force, Borrower shall not, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents:

7.1 Payment of Subordinated Obligations. Prepay any principal (including sinking fund payments), interest or any other amount with respect to any Subordinated Obligations, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligations, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligations will be paid when due or otherwise provide for the defeasance of any Subordinated Obligations provided that Borrower may:

(a) make scheduled payments of interest in respect of the Subordinated Obligations in accordance with the terms of the related Indentures, but subject to the subordination provisions thereof; and

(b) prepay principal in respect of Subordinated Obligations and interest accrued upon such prepaid principal, provided that such principal and interest prepayments may not be made if any of the following conditions exist: (i) as of the date of such prepayment, any Default or Event of Default exists (or would result from such prepayment), (ii) the Total Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the date of such prepayment is equal to or greater than 4.00:1.00, (iii) the aggregate principal amount of all principal repayments in respect of Subordinated Obligations made during the term of this Agreement would be in excess of $150,000,000 unless the Total Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the date of such prepayment is less than 3.50:1.00, in which event such prepayment would not be limited as to amount; or (iv) giving effect to the making of the principal payment, the aggregate outstanding principal amount of the Subordinated Obligations would be less than $250,000,000.

7.2 Disposition of Property. Make any Disposition of Authority Property, whether now owned or hereafter acquired, except for (a) Permitted Dispositions made when no Default or Event of Default exists or would result therefrom, or (b) Dispositions of Property specifically contemplated by Sections 7.5 or 7.10.

7.3 Investments and Acquisitions. Make any Acquisition using Authority Property, or enter into any agreement to make any Acquisition using Authority Property, or make or suffer to exist any Investment made using Authority Property, except:

(a) Investments in Cash Equivalents;

(b) Investments in Subsidiaries to the extent in compliance with Section 9.6;

(c) Investments consisting of Property received in connection with any Permitted Disposition;

(d) Investments consisting of payroll advances to employees of Borrower and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(e) Investments in accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(f) Other Investments (including without limitation, Investments in one or more Persons formed or acquired by Borrower for the purpose of conducting non-gaming activities on or in the general area of the Tribe’s reservation in the vicinity of Uncasville, Connecticut) in an aggregate amount not to exceed $75,000,000, provided that if, as of the date of the making of any Investment, the Pro Forma Total Leverage Ratio is less than 4.00:1.00, then Borrower may make additional Investments in an aggregate additional amount not to exceed $75,000,000 (for a total of $150,000,000), however not more than $75,000,000 shall be invested in any one Person or group of related Persons pursuant to this clause (f) and provided further that Investments by Borrower in the WNBA Subsidiary permitted under clause (h) below shall not be subject to this clause (f), and provided further that the Investments, referred to above, in one or more Persons conducting non-gaming activities shall not exceed $25,000,000 in the aggregate;

(g) Investments in Approved Swap Agreements and in other Swap Agreements in respect of (i) the Indebtedness hereunder and (ii) other Indebtedness having an aggregate notional amount not to exceed $400,000,000, in each case which are entered into either with one or more Lenders (which shall be deemed secured hereunder) or with Approved Swap Counterparties (which shall not be entitled to the security provided for hereunder); and

(h) The Acquisition by Borrower of the WNBA Subsidiary and related Investments by Borrower in the WNBA Subsidiary, including Investments by way of Contingent Obligations of Borrower pursuant to its guaranty of the obligations of the WNBA Subsidiary under the WNBA Agreements, provided the aggregate amount of such Investments, plus the aggregate amount of the obligations which are supported by Contingent Obligations permitted by Section 7.9(i), plus the Capital Expenditures permitted by Section 7.15(c) shall not exceed $35,000,000.

Without limitation on the foregoing provisions of this Section, the Tribe or the Borrower may form or acquire one or more Persons for the purpose of conducting gaming, including, without limitation, Class II and Class III gaming activities (as defined in IGRA) at locations which are not a part of the Tribe’s reservation in the vicinity of Uncasville, Connecticut, (and which shall not be obligated to issue any guaranty of the Obligations or any Collateral Documents) provided that: (i) the assets and results of operations of such Persons shall not be reflected in the financial statements of Borrower which are delivered to the Lenders from time to time, (ii) the holders of Indebtedness and Contingent Obligations of such Persons shall not have or obtain recourse, contractual or otherwise, to the assets and revenues of the Borrower, (iii) the assets of such Persons shall not be deemed to constitute Authority Property, (iv) to the extent formed or acquired by Borrower, rather than by the Tribe, any Investments of the Borrower in such Persons shall be in compliance with the provisions of this Section, and (v) no portion of the Capital Expenditures which the Borrower is permitted to make pursuant to Section 7.15 shall be made in respect of the Property of any such Persons, provided that any such Person shall be free to make its own Capital Expenditures using funds which are the subject of permitted Investments by Borrower pursuant to this Section).

7.4 Hostile Tender Offers. Use the proceeds of the Commitments or any funds of Borrower to directly or indirectly finance any offer to purchase or acquire, or to consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase.

7.5 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

(a) Priority Distributions;

(b) Tribal Preferred Distributions made during any calendar month which (i) are in an aggregate amount which, when added to the Priority Distributions made during such calendar month, do not exceed $4,000,000, (ii) are in an aggregate amount which does not exceed Available Cash Flow for the immediately preceding calendar month; (iii) which do not result in a Pro Forma Fixed Charge Coverage Ratio which is less than 1.00:1.00, (iv) which are made when no payment default in respect of any Recourse Obligations exists, and (v) are made when no Default or Event of Default then in existence has remained continuing for a period in excess of one Fiscal Quarter).

(c) Distributions consisting of payments to the Tribe for governmental services provided to the Borrower by the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities, in each case to the extent included in the calculation of EBITDA (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of Borrower, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are reasonably attributable to the operations of Borrower), provided that such payments are not duplicative of taxes imposed by the Tribe upon the Borrower and its operations.

(d) Distributions to the Tribe made when no Default or Event of Default exists or would result therefrom, which are (i) made during any calendar month in an amount not to exceed Available Cash Flow for the immediately preceding calendar month, and (ii) do not result in the Pro Forma Fixed Charge Coverage Ratio being less than 1.10:1.00;

(e) Distributions consisting of cash or other Property received by Borrower from the WNBA Subsidiary or any other Subsidiary of Borrower.

7.6 ERISA.

(a) At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees, in such case if to do so would constitute a Material Adverse Effect, to:

(i) engage in any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code, Title 26, U.S.C.;

(ii) incur any material “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA; or

(iii) suffer a Termination Event to occur which may reasonably be expected to result in liability of Borrower or any ERISA Affiliate thereof to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

(b) At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees to fail to comply with ERISA or other applicable Laws in any respect that would result in a Material Adverse Effect.

7.7 Business of Borrower. Engage in any material business which is not fundamentally related to the operation of Mohegan Sun or one of the gaming activities referred to in the last sentence of Section 7.3 or one of the non-gaming activities referred to in Section 7.3(f) which is conducted by a Subsidiary of Borrower, use any material Authority Property for a purpose which is not permitted by this Agreement, or make any fundamental change to the nature of the business operations of Borrower.

7.8 Liens; Negative Pledges; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to Authority Property; or suffer to exist any Negative Pledge with respect to any Authority Property; or engage in any sale and leaseback transaction with respect to any Authority Property; except:

(a) Permitted Encumbrances and Permitted Rights of Others;

(b) Liens and Negative Pledges in favor of the Administrative Agent or the Lenders under the Loan Documents;

(c) Existing Liens disclosed in Schedule 7.8; provided that the obligations secured thereby are not increased;

(d) Existing Rights of Others and Negative Pledges disclosed in Schedule 7.8;

(e) Purchase money Liens and associated Negative Pledges incurred with respect to Property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 7.9(g);

(f) Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities; and

(g) Liens, Negative Pledges and Rights of Others in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements.

7.9 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation except:

(a) Indebtedness and Contingent Obligations in favor of the Lenders or the Administrative Agent under the Loan Documents;

(b) Indebtedness and Contingent Obligations consisting of Approved Swap Agreements and the other Swap Agreements referred to in Section 7.3(g);

(c) Existing Indebtedness in the principal amount of $200,000,000 under the Existing Senior Indenture, and additional or replacement unsecured senior Indebtedness of Borrower which (i) has no amortization prior to and a final maturity which is after the Maturity Date, and (ii) are subject to agreements having covenants and defaults which are substantially similar to those in the Existing Senior Indenture as in effect on the date of this Agreement (as determined by the Administrative Agent in its reasonable discretion), provided that the aggregate principal amount of all Indebtedness outstanding under this clause (c) shall not exceed $400,000,000 at any time;

(d) the Indebtedness consisting of Subordinated Obligations outstanding as of the Closing Date under the Existing Senior Subordinated Indentures;

(e) other Subordinated Obligations (i) incurred when no Default or Event of Default has occurred (without the requirement of any approval by the Requisite Lenders), provided that the same require no principal payments prior to the date which is one year following the Maturity Date and have subordination provisions, covenants and defaults which are substantially similar to those contained in the Existing Senior Subordinated Indentures (as determined by the Administrative Agent in its reasonable discretion), or (ii) the incurrence of which is approved by the Requisite Lenders;

(f) other existing Indebtedness and Contingent Obligations which is not described in clauses (a) though (e) of this Section, and which is disclosed on Schedule 7.9 and the renewal or refinancing, but not the increase, thereof;

(g) purchase money Indebtedness and Capital Lease Obligations in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(h) unsecured Recourse Obligations, including Contingent Obligations, in an aggregate principal amount not to exceed $25,000,000; and

(i) Contingent Obligations of Borrower consisting of a guaranty of the obligations of the WNBA Subsidiary under the WNBA Agreements, and additional Contingent Obligations of the Borrower in respect of obligations of the WNBA Subsidiary, provided that the aggregate amount of the obligations supported by such Contingent Obligations, plus the Investments contemplated by Section 7.3(h), plus the Capital Expenditures permitted pursuant to Section 7.15(c) shall not exceed $35,000,000.

7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) employment of enrolled tribal members, and the immediate family members of tribal members, on terms consistent with the past practices of Borrower (including the payment of employment bonuses in accordance with past practices), (b) transactions involving Property having an aggregate value of not more than $2,000,000 for all such transactions, (c) transactions which are on commercially reasonable terms entered into with Native American suppliers and vendors in accordance with the affirmative action provisions of the Tribe’s Employment Rights Ordinance (in the case of any such transactions or series of related transactions involving more than $2,000,000, on terms disclosed to the Lenders), (d) other transactions on terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Lenders in writing, (e) transactions pursuant to the Relinquishment Agreement,

(f) transactions with the WNBA Subsidiary contemplated by the WNBA Agreements, and (g) subject to the provisions of this Agreement (other than the limitations set forth in this Section 7.10), transactions with the Persons referred to in the last sentence of Section 7.3 and the Persons referred to in Section 7.3(f) which conduct non-gaming activities.

7.11 Authority Expenditures. Use any Authority Property for a purpose which is not related to the business of Borrower or specifically contemplated hereby, expend any Authority funds for any purpose which does not directly or indirectly benefit Borrower, or make any Capital Expenditure using funds of Borrower or other Authority Property except to add to, further improve, maintain, repair, restore or refurbish Mohegan Sun and Related Businesses.

7.12 Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
Closing Date through June 30, 2003	5.00:1.00
September 30, 2003 through June 30, 2004	4.75:1.00
September 30, 2004 through June 30, 2005	4.50:1.00
September 30, 2005 and thereafter	4.00:1.00.

7.13 Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter ending following the Closing Date to exceed 2.00:1.00.

7.14 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending following the Closing Date to be less than 1.10:1.00.

7.15 Capital Expenditures. Make, or become legally obligated to make, any Capital Expenditure other than:

(a) Maintenance Capital Expenditures in an aggregate amount not to exceed $75,000,000 in any Fiscal Year;

(b) Capital Expenditures in respect of the Mohegan Sun or for Related Businesses in an aggregate amount which does not exceed $125,000,000 during the term of this Agreement; and

(c) Capital Expenditures for the benefit of the WNBA Subsidiary which, when aggregated with the aggregate amount of the obligations supported by Contingent Obligations permitted by Section 7.9(i), and the Acquisition and Investments permitted by Section 7.3(h), shall not exceed $35,000,000.

7.16 Deposit Accounts. Fail, within ten days following the opening of each such account, to execute and deliver to the Administrative Agent Deposit Account Agreements granting Liens in the Operating Accounts.

7.17 WNBA Subsidiary Operations and Indebtedness. Borrower will not permit the WNBA Subsidiary to enter into any substantial operations other than the operation of a WNBA franchise, nor permit the WNBA Subsidiary to own any substantial assets other than the WNBA franchise and the assets related to its operations. The Borrower will not, either directly or indirectly, be liable for any obligations of the WNBA Subsidiary, or have any continuing obligations to the Women’s National Basketball Association or its Affiliates, other than (i) obligations of the Borrower to honor scheduled arena dates for home games of the WNBA franchise and related basketball activities, and (ii) obligations under the Borrower’s guaranty of the WNBA Subsidiary’s obligations under the WNBA Agreements.

ARTICLE 8.

INFORMATION AND REPORTING REQUIREMENTS

8.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed (other than the obligations referenced in Section 3.18), or any portion of either Commitment remains in force, Borrower shall, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents, deliver to the Administrative Agent and the Lenders, at Borrower’s sole expense:

(a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in each Fiscal Year), (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter, (ii) consolidated statements of income and retained earnings and of cash flow of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, and (iii) the consolidated statements of cash flow of Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of Borrower in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures) consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments and shall be accompanied by a management narrative description of results of operations;

(b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) consolidated statements of income and retained earnings and of cash flows of Borrower and its Subsidiaries for such Fiscal Year, and (iii) consolidated statements of cash flow of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such balance sheet and statements shall be accompanied by a report and opinion of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be based on an audit conducted in accordance with generally accepted auditing standards as at such date, and which opinion shall be an unqualified opinion without additional explanatory or non-standard wording which the Requisite Lenders determine is unacceptable and with no limitation as to the scope of their audit;

(c) Concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and 8.1(b), a written discussion and analysis of the financial condition and results of operations of Borrower in reasonable detail, including in the case of any such report delivered in connection with the financial statements referred to in Section 8.1(b), an explanation of any material variance from operational results or balance sheet items contained in projections previously delivered to the Lenders;

(d) As soon as practicable, and in any event within 45 days after the end of the fourth Fiscal Quarter in each Fiscal Year, a completed Pricing Certificate which certificate shall be accompanied by a management narrative description of results of operations – summary financial report;

(e) As soon as practicable, and in any event within 20 days after the end of each calendar month, a monthly revenue report showing revenues for the prior calendar month associated with each gaming category, occupancy percentage, and average hotel room rental rates experienced by the Mohegan Sun during such monthly period;

(f) As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, projected financial statements by Fiscal Year for each of the three Fiscal Years immediately subsequent to that Fiscal Year, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of Borrower, all in reasonable detail and in any event to include (i) projected Distributions to be made to the Tribe by Borrower and (ii) projected Capital Expenditures;

(g) Promptly following receipt by Borrower, copies of any detailed audit reports or recommendations submitted to Borrower or the Tribe by independent accountants in connection with the accounts or books of Borrower or any audit of Borrower;

(h) Promptly following a filing, copies of any specific report or other document filed by Borrower (or by the Tribe in respect of its gaming operations or any Authority Property) with any Governmental Agency, including without limitation all reports which Borrower is required to file with the National Indian Gaming Commission under 25 C.F.R. Part 514;

(i) Promptly after the same are available, a copy of the Form 5500 series report of each Pension Plan maintained by Borrower as filed with the Internal Revenue Service for each Fiscal Year;

(j) Promptly upon a Senior Officer of the Borrower or the Tribe becoming aware, and in any event within thirty Business Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, Title 26, U.S.C.) in connection with any Pension Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(k) As soon as practicable, and in any event not less than 5 Business Days (or, if acceptable to the Administrative Agent, a shorter period) prior to the proposed effective date thereof, written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the Material Documents.

(l) As soon as practicable, and in any event within five Business Days after a Senior Officer of the Borrower or the Tribe becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action Borrower and the Tribe are taking or propose to take with respect thereto;

(m) Promptly upon a Senior Officer of the Borrower or the Tribe becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or the Tribe that is, in the reasonable opinion of their independent legal counsel, $5,000,000 or more in excess of the amount thereof that is fully covered by insurance (subject to applicable deductibles and retentions), (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness in excess of $5,000,000 or lease involving unpaid rent in excess of $5,000,000 has asserted a default thereunder on the part of Borrower or the Tribe, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or the Tribe under a contract that is not a credit agreement or lease in excess of $5,000,000, (iv) any labor union has notified Borrower or the Tribe of its intent to strike Borrower or the Tribe on a date certain, which strike could reasonably be expected to have a Material Adverse Effect, or (v) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action Borrower and the Tribe are taking or propose to take with respect thereto; and

(n) Such other data and information regarding the Borrower and the business of Mohegan Sun as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

8.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed (other than the obligations referenced in Section 3.18), or any portion of either Commitment remains outstanding, Borrower shall, unless the Requisite Lenders otherwise consent, deliver to the Administrative Agent, at Borrower’s sole expense, concurrently with the financial statements required pursuant to Sections 8.1(a), and 8.1(b), a Compliance Certificate signed by the chief financial officer or chief executive officer of Borrower, together with a narrative description of the results of the operations of Borrower.

ARTICLE 9.

COVENANTS OF THE TRIBE

So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed (other than the obligations referenced in Section 3.18), or any portion of the Commitments remains in force, the Tribe shall, and shall cause the Borrower to, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents:

9.1 Continual Operation of Mohegan Sun. Cause Borrower to continuously operate the Mohegan Sun and each principal amenity now or hereafter associated therewith substantially in the manner operated as of the Closing Date (or as contemplated on the Closing Date to be operated), and refrain from conducting any gaming activities on the Tribe’s reservation near Uncasville, Connecticut (including without limitation all Class II and Class III gaming activities (as defined in IGRA)) through any Person, agency or instrumentality other than Borrower.

9.2 Remittance of Available Cash Flow. Cause Borrower, to the extent that Available Cash Flow exists, promptly and in any event within two Business Days following demand by the Administrative Agent (with such demand to be made only following the date upon which any such payment is due hereunder and has not been made by Borrower), to remit to the Administrative Agent from Available Cash Flow all payments of principal, interest, fees and other amounts payable to the Creditors under the Loan Documents.

9.3 Sovereign Immunity; Jurisdiction and Venue. Refrain from asserting that the provisions of this Article and Sections 13.18, 13.24, 13.26 and 13.27 are not valid, binding and legally enforceable against the Tribe and Borrower, and reaffirm in writing upon request the valid, binding and enforceable nature of the provisions of this Article and Sections 13.18, 13.24, 13.26 and 13.27.

9.4 The Lease and the Landlord Consent. Continuously abide by the terms of the Lease and the Landlord Consent.

9.5 Preservation of Existence; Operation. Do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83 and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Internal Revenue Code, Title 26 U.S.C.; and

(b) Continuously maintain the existence of Borrower as a governmental instrumentality of Borrower.

9.6 Ownership of Mohegan Sun; Management. Not form or acquire any corporation or other business entity for the purpose of directly or indirectly owning Mohegan Sun or any interest therein, or engage any manager for Mohegan Sun, provided that Borrower shall be entitled to form one or more wholly-owned Subsidiaries for the purpose of owning or operating Authority Property to the extent that concurrently with their formation such Subsidiaries execute a guarantee of the Obligations and Collateral Documents which are in form and substance acceptable to the Administrative Agent and any and all other documents reasonably required by the Administrative Agent in connection with the Loan Documents (it being understood that this Section shall not apply to any Persons of the type described in the last sentence of Section 7.3 or any Persons of the type referred to in Section 7.3(f) which engage in non-gaming activities).

9.7 Prohibited Transactions. Not knowingly accept any Distribution or other payment from Borrower the making of which is prohibited hereunder (the Tribe hereby agreeing that any such payment or Distribution, whether knowingly or unknowingly accepted, will be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the request of the Administrative Agent or the Borrower, to Borrower), or enter into any transaction with Borrower which is prohibited by Section 7.10.

9.8 Amendments to Certain Documents (a) Not amend, modify or waive any term or provision of any Material Document, or waive any rights thereunder in any respect which is adverse to the interests of the Administrative Agent or the Lenders, provided that:

(i) The terms of the Senior Notes and the Existing Senior Indenture may be amended, modified or waived in any manner permitted thereunder;

(ii) The terms of the Senior Subordinated Notes and the Existing Senior Subordinated Indentures may be amended, modified or waived in any manner permitted thereunder which is not materially adverse to the interests of the Lenders and which does not shorten their maturity or the time for the making of any payment thereunder, increase the rate of interest or affect in any manner the subordination provisions thereof; and

(iii) The UCC Ordinance provides and shall provide that any amendment to the Uniform Commercial Code as enacted from time to time by Connecticut shall be automatically incorporated in the Tribe’s Uniform Commercial Code.

(b) In any event, not consent to any amendment, modification, or waiver of any term or provision of any Material Document in any manner without thirty days’ prior written notice to the Lenders.

9.9 Impairment of Contracts; Imposition of Governmental Charges. The Tribe shall not:

(a) Adopt, enact, promulgate or otherwise place into effect any tribal Law which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of the Creditors, the Obligations of the Tribe or Borrower under this Agreement or the other Loan Documents (it being understood and agreed that any such tribal Law which is adopted, enacted, promulgated or otherwise placed into effect without the consent of all of the Lenders shall, with respect to the Loan Documents, the rights and remedies of the Creditors thereunder, and the Obligations, be void and of no effect); or

(b) Demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Sections 7.2, 7.5 or 7.10) or impose any regulatory or licensing requirement, against Borrower, its customers or guests, its operations or Property (including without limitation Mohegan Sun), the Creditors, the employees, officers, directors, patrons or vendors of Borrower, other than (i) as provided in the Gaming Ordinance, (ii) charges upon Borrower to pay the actual and reasonable regulatory expenditures of the Mohegan Tribal Gaming Commission under the Gaming Ordinance, (iii) fees imposed on Borrower by the Commission under IGRA, (iv) the actual costs to the Tribe of services provided to Borrower under the Town Agreement, and (v) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes imposed by the Tribe at rates which are not more onerous than corresponding or similar taxes which may be imposed by the State of Connecticut or local governments in the surrounding area, provided that the Tribe shall not impose any taxes which are the functional equivalent of property taxes, gross receipts or gross revenues taxes, business franchise taxes or income taxes upon the Borrower, and any such taxes shall (x) be of general application to all similarly situated persons, (y) not be duplicative of payments made by the Borrower for services provided by the Tribe to the Borrower and permitted under Section 7.5(c), and (z) be rationally related to the overall tax policy of the Tribe.

9.10 Segregation of Authority Property. The Tribe shall not:

(a) Fail to segregate all Authority Property, including all funds and bank accounts, from the Property of the Tribe; or

(b) Commingle any Authority Property of Borrower (including any funds or bank accounts) with any Non-Authority Property or with any Property of its Affiliates.

9.11 Trust Property. The Tribe shall not convey into trust with the federal government of the United States of America, to be held for the benefit of the Tribe or any of its Affiliates, any Property of the Tribe other than interests in real property.

9.12 Liens on Authority Property. The Tribe shall not create, incur, assume or suffer to exist any Lien or other encumbrance upon Authority Property which is not permitted by Section 7.8.

9.13 Bankruptcy Matters; Etc

(a) The Tribe will not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Creditors provided for in the Loan Documents;

(b) The Tribe will not, or permit Borrower or any of the Tribe’s representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over the Mohegan Sun. Except as required by state or federal Law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse effect upon the rights of the Creditors under the Loan Documents; and

(c) The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to Borrower, the Creditors shall be entitled to receive payment in full of all Obligations before any payment or distribution is made to the Tribe.

9.14 Impairment of Contracts. The Tribe agrees that any action taken in violation of Sections 9.8, 9.9 or 9.13 shall be deemed in contravention of Article XIV (entitled “Non-Impairment of Contracts”) of the Constitution.

ARTICLE 10.

CONDITIONS

10.1 Closing. The Closing Date is subject to the following conditions precedent, each of which shall be satisfied unless the Lenders, in their sole and absolute discretion, shall agree otherwise:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, the Lenders, the Tribe and Borrower;

(ii) Revolving and Term Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender’s Pro Rata Share of the Revolving Commitment and the Term Commitment;

(iii) such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of the Tribe as a federally recognized Indian Tribe, the formation, valid existence and good standing of the Tribe and Borrower, their authority to execute, deliver and perform any Loan Documents, and the identity, authority and capacity of each Senior Officer authorized to act on their behalf, including, without limitation, certified copies of the Constitution, the Tribe’s and Borrower’s charter and bylaws, and amendments thereto, resolutions, incumbency certificates, Certificates of Senior Officers, and the like;

(iv) in the event that all required approvals of the Bureau of Indian Affairs and all other Governmental Approvals required for the execution and delivery thereof have been obtained as of the Closing Date, the Leasehold Mortgage shall have been executed and delivered to the Administrative Agent in a form suitable for recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut, and the Title Company shall have issued its written commitment to issue an endorsement to the policy of title insurance heretofore delivered to the Administrative Agent insuring the continued priority and perfection of the Existing Leasehold Mortgage (as amended and restated on the Closing Date). It is understood and agreed that if any such Governmental Approvals have not then been obtained, then on the Closing Date the Administrative Agent shall instead execute such documents as may reasonably required to evidence the termination of the Existing Leasehold Mortgage immediately prior to the making of the initial Loans hereunder;

(v) the Guaranty executed by the WNBA Subsidiary, provided that it is understood that the Administrative Agent shall concurrently release the Liens in the accounts and other Property of the WNBA Subsidiary granted to secure the WNBA Subsidiary’s guaranty of the Existing Loan Agreement,

(vi) the Security Agreement executed by Borrower, together with sufficient copies of financing statements on Form UCC-1 (including such fixture filings as may be appropriate) for filing in every jurisdiction necessary for the perfection of the security interests granted thereby;

(vii) Deposit Account Agreements in favor of the Administrative Agent executed by Borrower and the holder of each Operating Account maintained by Borrower with respect to each Operating Account executed by each party thereto;

(viii) the favorable written legal opinions of Hogan & Hartson L.L.P., special counsel to Borrower, and Rome, McGuigan, Sabanosh special Connecticut counsel to Borrower, substantially in the forms of Exhibits E and F, together with copies of all factual certificates and legal opinions upon which such counsel have relied;

(ix) an advice letter of Dorsey & Whitney LLP, special Indian law counsel to the Administrative Agent;

(x) a Certificate signed by a Senior Officer of the Borrower and the Tribe certifying that the conditions specified in Sections 10.1(c) and 10.1(d) have been satisfied and setting forth the Total Leverage Ratio as of the Closing Date;

(xi) evidence that insurance, of the types and in the amounts specified in the Loan Documents, is maintained in force by Borrower, together with an executed lenders loss payable endorsement, in the form previously provided to the Administrative Agent, with respect thereto;

(xii) a Certificate signed by a Senior Officer of the Borrower and the Tribe attaching true, correct and complete copies of each of the Material Documents (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date;

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b) The fees payable as of the Closing Date pursuant to Sections 3.2, 3.3 and 3.4 shall be paid concurrently.

(c) The representations and warranties of the Tribe and Borrower contained in Articles 4 and 5, respectively, shall be true and correct.

(d) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

(e) If the Leasehold Mortgage is delivered on the Closing Date as contemplated by Section 6.14, the Bureau of Indian Affairs shall have given its written approval of the transactions contemplated by this Agreement and the other Loan Documents in a writing reasonably acceptable to the Administrative Agent

(f) The Administrative Agent shall have received executed counterparts of the Exit Agreement from each of the parties thereto. It is understood that the loans of the Exiting Lenders under the Existing Loan Agreement shall be repaid concurrently with the Closing and the loans of the other Lenders under the Existing Loan Agreement shall continue as Advances hereunder.

10.2 Initial Advances. The obligation of each Lender to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letter of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) Administrative Agent shall have received evidence satisfactory to the Administrative Agent that all actions necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the Liens of the Collateral Documents have been taken; and

(b) the Administrative Agent shall have received a Request for Loan or a Request for Letter of Credit, as appropriate.

10.3 Any Increasing Advance. In addition to any applicable conditions precedent set forth elsewhere in this Article 10, and after giving effect to the requested Advances, the obligation of each Lender to make any Advance which would increase the principal amount outstanding under the Loan Documents, and the obligation of the Issuing Lender to issue each Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, agree otherwise):

(a) except as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 5 (other than Sections 5.7 (first sentence) and 5.13) shall be true and correct on and as of the date of the Advance as though made on that date;

(b) other than matters described in Schedule 5.13 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Property before any Governmental Agency that constitutes a Material Adverse Effect;

(c) no Default or Event of Default shall then exist;

(d) the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) in compliance with Article 2, or the Issuing Lender and the Administrative Agent shall have timely received a Request for Letter of Credit in compliance with Article 2, as applicable; and

(e) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent reasonably may require.

ARTICLE 11.

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

11.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrower fails to pay any principal on any of the Loans, or any portion thereof, when due, or fails or to make full reimbursement with respect to any Letter of Credit when due; or

(b) Borrower fails to pay any interest or any of the fees payable under Article 3, or any portion thereof, within two Business Days after demand therefor; or

(c) Borrower fails to pay any other fees or amounts payable to the Lenders under any Loan Document, or any portion thereof, within three Business Days after demand therefor; or

(d) Any failure to comply with Section 8.1(l) that is materially adverse to the interests of the Administrative Agent or the Lenders; or

(e) The Tribe fails to perform or observe any of the covenants contained in Article 9 or the Borrower fails to perform or observe any of the covenants contained in Articles 7 or 8 (other than the covenant set forth in Section 8.1(d)); or

(f) Borrower, the Tribe or any other Party fails to perform or observe any other covenant or agreement contained in any Loan Document on its part to be performed or observed within thirty Business Days after the giving of notice by the Administrative Agent at the request of the Requisite Lenders of such Default; or

(g) Any representation or warranty made in any Loan Document, or in any certificate delivered pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed (or, in the case of the representations and warranties contained in sections 4.13 and 5.23, proves to be incorrect at any time) in any respect that is materially adverse to the interests of the Administrative Agent or the Lenders; or

(h) At any time (i) Borrower fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $25,000,000 or more, or any guaranty of present or future indebtedness for borrowed money of $25,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) Borrower fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money of $25,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $25,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

(i) At any time (i) the Tribe fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money constituting Recourse Obligations of $25,000,000 or more, or any guaranty of present or future indebtedness for borrowed money constituting Recourse Obligations of $25,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) the Tribe fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any such present or future indebtedness for borrowed money of $25,000,000 or more, or of any guaranty of any such present or future indebtedness for borrowed money of $25,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

(j) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or Borrower or the Tribe denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind the same or any provision thereof; or

(k) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligations; or the trustee for, or any holder of, Subordinated Obligations breaches any subordination provision applicable to such Subordinated Obligations; or

(l) A final judgment is entered by a court or other tribunal which purports to be of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

(m) A judgment against the Borrower is entered for the payment of money in excess of $25,000,000 and, absent procurement of a stay of execution, such judgment remains unbonded or unsatisfied for thirty calendar days after the date of entry of judgment (unless the Tribe or Borrower has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal), or in any event later than five days prior to the date of any proposed sale thereunder; or

(n) A judgment against the Tribe is entered for the payment of money in excess of $25,000,000 which entitles the judgment creditor to exercise any rights in respect of any Authority Property or the revenues of the Mohegan Sun and, absent procurement of a stay of execution, such judgment remains unbonded or unsatisfied for thirty calendar days after the date of entry of judgment (unless the Tribe or Borrower has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal), or in any event later than five days prior to the date of any proposed sale thereunder; or

(o) The Tribe or Borrower institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its respective Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Tribe or Borrower and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to the Tribe or Borrower or to all or any part of its Property is instituted without its consent and continues undismissed or unstayed for sixty calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Authority Property and is not released, vacated or fully bonded within sixty calendar days after its issue or levy; or

(p) The Tribe at any time ceases to be a federally recognized Indian Tribe; or

(q) The occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $10,000,000; or the complete or partial withdrawal by Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA affiliates as a result thereof exceeds $10,000,000; or

(r) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(s) Borrower ceases to be a wholly-owned instrumentality of the Tribe, managed and controlled by the Tribe; or

(t) The occurrence of any casualty or other similar event or circumstance in respect of the Mohegan Sun which results in the failure of Borrower to have any material portion of the Mohegan Sun open to conduct Class II or Class III gaming activities for any reason for more than ten consecutive days to the extent that such failure results in a Material Adverse Effect; or

(u) The occurrence of any other event or circumstance, including any regulatory prohibition or license revocation, which results in the prohibition of the Tribe to conduct Class II or Class III gaming activities at Mohegan Sun through the Borrower for a period in excess of five consecutive days; or

(v) Any Change in Control occurs.

11.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 11.1(o):

(i) the commitment to make Advances and issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Lender and the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon the Tribe or Borrower, which are expressly waived by the Tribe and Borrower, except that the Requisite Lenders (or, in the case of any Event of Default which arises under a provision of the Loan Documents the amendment of which requires the consent of all the Lenders under Section 13.2, all of the Lenders) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to such Lenders, to reinstate the Commitments and make further

Advances and issue further Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all of the Lenders;

(ii) the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit; and

(iii) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 11.1(o):

(i) the commitment to make Advances and issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Lender and the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower and the Tribe;

(ii) an amount equal to the aggregate amount available for drawing under outstanding Letters of Credit shall forthwith become due and payable to the Issuing Lender without protest, presentment, notice of dishonor demand or further notice of any kind, all of which are waived by Borrower and the Tribe to be held by the Issuing Lender as cash collateral for the Obligations to the Issuing Lender in non-interest bearing accounts with the Issuing Lender; and

(iii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower and the Tribe.

(c) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, without notice or demand upon Borrower or the Tribe, which are expressly waived by Borrower and the Tribe, may proceed in accordance with applicable Laws (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents (including the Collateral Documents) against Borrower, the Tribe and any other Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received after the occurrence of any Default or Event of Default by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements payable pursuant to Section 13.3) of the Administrative Agent, acting as Administrative Agent, and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan

Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the other Loan Documents, payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as the Administrative Agent, and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

ARTICLE 12.

THE ADMINISTRATIVE AGENT

12.1 Appointment and Authorization

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 12 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 12 and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

12.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof.

12.4 Reliance by Administrative Agent

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article 10, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Article 11; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

12.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

12.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

12.8 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

12.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the Closing Date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Issuing Lender and the respective terms “Administrative Agent” and “Issuing Lender” shall mean such successor administrative agent and Issuing Lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Sections 13.3, 13.11 and 13.15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

12.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4(d) and (e), 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 13.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or, to the extent required by Section 13.2, all of the Lenders).

12.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Syndication Agent” or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.13 SNDA’s. For so long as no Default or Event of Default has occurred and remains continuing, the Administrative Agent is hereby authorized by the Lenders, without notice to or consent from the Lenders, to execute and deliver SNDA’s in favor of any tenant of the Borrower at the Mohegan Sun.

12.14 No Obligations of Borrower or the Tribe. Nothing contained in this Article 12 shall be deemed to impose upon Borrower or the Tribe any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and the Tribe and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement.

ARTICLE 13.

MISCELLANEOUS

13.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Creditors provided herein and in the other Loan Documents are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 10 hereof are inserted for the sole benefit of the Creditors and may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Creditors’ right to assert them in whole or in part in respect of any other Loan or Letter of Credit.

13.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval in writing of the Requisite Lenders, and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To change the principal amount of, the amount of principal, or principal prepayments on, any Note, or to change the amount of the Commitments or the Pro Rata Shares of any Lender, except as contemplated by Section 2.7, or to reduce the rate of interest or the amount of any commitment fee payable to any Lender without the approval of that Lender, or to change any other fee or amount payable to any Lender under the Loan Documents without the approval of the affected Lender, or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any commitment fee, or to extend any Term Reduction Date or the term of the Commitments in each case without the consent of the affected Lenders;

(c) To amend, modify or waive the provisions of the definitions of “Available Cash Flow” or “Requisite Lenders” or amend or modify Section 7.1(b)(iv), Article 9, Sections 11.1(o), 11.1(r), 11.1(t), and 11.1(u) this Section, or Sections 13.18, 13.24, 13.26 or 13.27;

(d) To amend or modify any provision of this Agreement in a manner which materially and adversely affects the Administrative Agent or the Issuing Lender without their written consent;

(e) To release any material portion of the Collateral (except as expressly provided in any Loan Document); or

(f) To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 13.2 shall apply equally to, and shall be binding upon, all of the Creditors.

13.3 Costs, Expenses and Taxes. Borrower shall pay on demand the reasonable costs and expenses of (a) the Administrative Agent and BAS in connection with the negotiation, preparation, syndication, closing, execution and delivery of the Loan Documents, including without limitation, the reasonable attorneys’ fees and disbursements of Sheppard, Mullin, Richter & Hampton LLP and Dorsey & Whitney, LLP and the allocated cost of any internal counsel to the Administrative Agent, (b) the Administrative Agent and its counsel, in connection with each amendment, modification or waiver of the Loan Documents (whether or not any Default or Event of Default exists), and (c) each of the Creditors in connection with each refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, in each case including, filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including the allocated fees and all disbursements and other expenses of any internal legal counsel), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, and including, without limitation, any costs, expenses or fees incurred or suffered by the Creditors in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section shall bear interest at the Default Rate.

13.4 Nature of the Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of the Borrower. Each Lender’s obligation to make any Advance pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the percentage of the relevant Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

13.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans and the issuance of Letters of Credit hereunder and the execution and delivery of the Loan Documents, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

13.6 Notices. Except as otherwise expressly provided in the Loan Documents (a) all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, delivered or sent by recognized overnight courier service, to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section; and (b) any notice, request, demand, direction or other communication given by telecopier, must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered. Notices given by the Borrower under Articles 2 and 3 shall be deemed given on actual receipt by the Administrative Agent.

13.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

13.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrower and its Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Any assignment by the Borrower or its Affiliates without the prior written consent of the Lenders shall be void, provided that no Person other than the Lenders shall have any rights under this sentence. Each Lender represents that it is not acquiring any Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Notes must be within the control of such Lender). Any Lender may at any time pledge its Note, if any, or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, also by Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent, (iii) except in the case of an assignment to an Affiliate of the assigning Lender or to another Lender of the entire remaining Commitment of the assigning Lender, the assignment shall be of a Pro Rata Share of not less than $1,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement unless the Administrative Agent otherwise agrees. Upon the effective date of such Assignment Agreement, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share set forth therein and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of any Note in its possession) to such assignee Lender, a Note evidencing that assignee Lender’s Pro Rata Share, and to the assigning Lender, a Note evidencing the remaining balance of the Pro Rata Share retained by the assigning Lender (in each case, if Notes are requested by such Assigning Lender or such Assignee under Section 2.1).

(c) By executing and delivering an Assignment Agreement, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Eligible Assignee, Administrative Agent shall, promptly following the effective date thereof, provide notice thereof to Borrower and the Lenders.

(e) Each Lender may grant participations from time to time in a portion of its Pro Rata Share to one or more banks or other financial institutions (including another Lender); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 13.11 and 13.15, (iv) Borrower and the other Creditors shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share as it then exists and shall not restrict an increase in the Commitment, or in the granting Lender’s Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date, any Reduction Date or any date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Loans, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due with respect to the Loans, or (D) release any material portion of the Collateral.

(f) Any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to Article 2, provided that (i) nothing herein shall constitute a commitment to make any Advance by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof, and (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, and the Administrative Agent, the other Creditors and each other Party shall be entitled to rely upon and deal solely with the Granting Lender with respect to Advances made by or through its SPC. The making of an Advance by an SPC hereunder shall utilize the Pro Rata Share of the relevant Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, provided that the Granting Lender for each SPC hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advance to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Advances hereunder), provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Loan Documents except for those amendments or waivers for which the consent of participants is required under Section 13.8(e)(vi), and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

13.9 Lien on Deposits and Property in Possession of any Lender. It is acknowledged that, pursuant to applicable Law, each Creditor now or hereafter holding deposits made by Borrower or which is in possession of other Property of Borrower may have bankers liens or offset rights in respect of such deposits or other Property, and it is agreed that such liens and rights shall benefit the Creditors as a whole in respect of the Obligations. If an Event of Default has occurred and is continuing, any Creditor may (but only with the consent of the Requisite Lenders), to the extent permitted by applicable Laws, exercise any rights granted by applicable Laws with respect to such liens and offset rights and apply any funds and any other Property of Borrower obtained in connection with the exercise of such rights against the Obligations.

13.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against a Party, or otherwise, receives payment of the

Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then: (a) The Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall notify the Administrative Agent and thereafter shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Each Party expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased; provided, however, that each Lender agrees that it shall not exercise any right of setoff, banker’s lien or counterclaim with respect to the Obligations without first obtaining the consent of the Requisite Lenders.

13.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless each Creditor and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any third party, if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower (or, to the extent related to the Loan Documents or the transactions contemplated thereby, any Affiliate of Borrower or any officer of Borrower); (b) any and all claims, demands, actions or causes of action by a third party if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use or contemplated use of proceeds of any Loan or Letter of Credit, the relationship of Borrower and the Lenders under this Agreement or any transaction contemplated by the Loan Documents; (c) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless Borrower is materially prejudiced thereby (and then only to the extent prejudiced). Each Indemnitee may contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel selected by such Indemnitee. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending any claim, demand, action or cause of action covered by this Section; provided that each Indemnitee shall endeavor in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations (other than the Obligations referenced in Section 3.18) owed to the Lenders; provided, however, that such obligations or liabilities shall not, from and after the date on which the Obligations are fully paid and the Commitments terminated, be deemed Obligations for any purpose under the Loan Documents.

13.12 Nonliability of the Lenders. Each of the Tribe and Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower made by or through the Creditors are for purposes of administration of the Loan Documents only and neither the Tribe nor Borrower is entitled to rely upon the same;

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, none of the Creditors shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor;

(c) The relationship between the Borrower and the Creditors is, and shall at all times remain, solely that of a borrowers and lenders; no Creditor shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Tribe or with Borrower or their Affiliates, or to owe any fiduciary duty to the Tribe, Borrower, or their Affiliates; no Creditor undertakes or assumes any responsibility or duty to the Tribe, Borrower or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Tribe, Borrower or their Affiliates of any matter in connection with their Property or the operations of the Tribe, Borrower or its Affiliates; the Tribe, Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither the Tribe, Borrower nor any other Person is entitled to rely thereon; and

(d) The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of the Tribe, Borrower and its Affiliates and Borrower hereby indemnifies and holds the Creditors harmless from any such loss, damage, liability or claim.

13.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Tribe and the Creditors in connection with the Loans and Letters of Credit, and is made for the sole benefit of the Tribe, Borrower, the Creditors, and the Creditors’ successors and assigns. Except as provided in Sections 3.7, 3.8, 13.8, 13.11, 13.15 and 13.28 no other Person shall have any rights of any nature hereunder or by reason hereof.

13.14 Confidentiality. Each Creditor agrees to hold any confidential information that it may receive from the Tribe or Borrower pursuant to this Agreement in confidence, except for disclosure (a) to other Lenders, their officers, directors, employees and agents (but, in the case of agents, only subject to an appropriate confidentiality agreement); (b) to legal counsel, accountants and other professional advisors to the Tribe or Borrower or any Lender; (c) to regulatory officials having jurisdiction over that Lender; (d) as required by Law or legal process or in connection with any legal proceeding to which that Creditor, the Tribe or Borrower are adverse parties; (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Pro Rata Share (or to any SPC of that Lender in accordance with the last sentence of Section 13.8); (f) to prospective purchasers of any Collateral in connection with any disposition thereof (but then only subject to an appropriate confidentiality agreement); or (g) if an Event of Default has occurred and is continuing, to the extent that any Creditor determines such disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Loan Documents. For purposes of the foregoing, “confidential information” shall mean all information respecting the Tribe or Borrower delivered to the Lenders marked “Confidential” or in another conspicuous manner which denotes its confidentiality, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by the Tribe or Borrower to any Person not associated with the Tribe or Borrower without a written confidentiality agreement. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of any Creditor to the Tribe or to Borrower. Notwithstanding any other provision of this Agreement, each party hereto agrees that each of the Borrower, the Tribe, the Administrative Agent and each Lender (and each employee, representative or other Agent of each of the foregoing), may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such U.S. tax treatment and U.S. tax structure.

13.15 Hazardous Materials Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) each of the Creditors and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, out of (i) the presence on or under the Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from the Real Property and (ii) any activity carried on or undertaken on or off the Real Property by Borrower or any of its predecessors in title (including the Tribe), whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on the Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under the Real Property. The foregoing indemnity shall further apply to any residual contamination on or under the Real Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to (i) Hazardous Materials on the Real Property, the presence of which is caused by that Creditor or (ii) activities carried on or undertaken by the Creditors, in each case subsequent to its or their entry into the Real Property pursuant to any Leasehold Mortgage (but only to the extent that the same are not attributable to the Tribe or the Borrower).

13.16 Further Assurances. The Tribe or Borrower shall, at their sole expense and without expense to the Creditors do, execute and deliver such further acts and documents as any Lender or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

13.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

13.18 Governing Law. Except to the extent otherwise expressly provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of Connecticut, without regard to the conflicts of law provisions of the Laws of Connecticut, provided however, that if and only to the extent that any security interest granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement or any other Loan Document shall be deemed exempt from the provisions of Article 9 of the Uniform Commercial Code of the State of Connecticut, C.G.S. § 42a-9-101, et seq., by virtue of the Borrower being a governmental entity, then such security interest shall be governed by the corresponding provisions of Article 9 of Tribe’s Uniform Commercial Code, as adopted by the UCC Ordinance. Borrower and each other party hereto each hereby consents to the application of Connecticut civil law to the construction, interpretation and enforcement of this Agreement and the other Loan Documents, and to the application of Connecticut civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies, except for any procedural matters governed by or relating to the conduct of arbitration under Section 13.24.

13.19 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

13.20 Independent Covenants. Each covenant in Articles 6, 7, 8 and 9 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

13.21 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

13.22 Time of the Essence. Time is of the essence of the Loan Documents.

13.23 Tax Withholding Exemption Certificates. On or before the Closing Date, each Lender which is organized outside the United States of America shall deliver to Borrower a properly completed and duly executed Internal Revenue Service Form W-8ECI or Form W-8BEN and any other certificate or statement required by applicable Laws to establish that payments due to such Lender under the Loan Documents are (a) not subject to withholding under the Code because such payments are effectively connected with the conduct of a trade or business in the United States of America or (b) totally exempt from United States tax under the provisions of an applicable tax treaty.

13.24 Arbitration Reference.

(a) Mandatory Arbitration. At the option of the Administrative Agent (exercised in accordance with consent of the Requisite Lenders), Borrower or (to the extent it is a party to any such controversy or claim), the Tribe, any controversy or claim between or among the parties arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(b) Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Requisite Lenders’ option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

(c) Limitation. This Section shall not be construed to require arbitration by the Creditors of any disputes which now exist or hereafter arise amongst themselves which do not involve the Tribe or Borrower and are not related to this Agreement and the Loan Documents.

(d) Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 13.24 is specifically enforceable against such party by the other parties.

13.25 PURPORTED ORAL AMENDMENTS. THE TRIBE, THE BORROWER AND THE CREDITORS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 13.2. EACH OF THE TRIBE AND BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY CREDITOR THAT DOES NOT COMPLY WITH SECTION 13.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.26 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR

OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.27 WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.

(A) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES THE SOVEREIGN IMMUNITY OF THE BORROWER (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FORUM, WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, PROVIDED THAT (1) THE WAIVER CONTAINED IN THIS CLAUSE (A) IS EXPRESSLY LIMITED TO ACTIONS AGAINST THE BORROWER AND (2) ANY RECOVERY UPON ANY JUDGMENT RESULTING THEREFROM SHALL BE LIMITED TO RECOVERY AGAINST THE AUTHORITY PROPERTY, INCLUDING THE REVENUES OF THE BORROWER.

(B) THE TRIBE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS OWN SOVEREIGN IMMUNITY (APPLICABLE TO ITSELF AS AN INDIAN TRIBAL NATION) (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE TRIBE SET FORTH IN ARTICLE 4, THE COVENANTS OF THE TRIBE SET FORTH IN ARTICLE 9, AND EACH PROVISION OF SECTION 11.1 WHICH RELATES TO AN EVENT OF DEFAULT CAUSED BY THE TRIBE’S BREACH OF ANY SUCH REPRESENTATION, WARRANTY OR COVENANT, IT BEING EXPRESSLY UNDERSTOOD THAT (1) THE WAIVERS AND CONSENTS CONTAINED IN THIS CLAUSE (B) ARE NOT LIMITED TO ACTIONS AGAINST THE BORROWER, (2) ANY ACTION DESCRIBED IN THIS CLAUSE (B) MAY BE BROUGHT AGAINST THE TRIBE, AND (3) ANY RECOVERY UPON ANY JUDGMENT RESULTING FROM ANY SUCH ACTION MAY BE HAD AGAINST THE ASSETS AND REVENUES OF THE TRIBE IN A MANNER CONSISTENT WITH SECTION 13.28.

(C) EACH OF THE TRIBE AND BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT AND THE COURTS OF THE UNITED STATES SITTING IN THE STATE OF CONNECTICUT.

(D) THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE CREDITORS AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNIFIED PERSONS REFERRED TO IN SECTION 13.11). SUBJECT TO SECTION 13.28 THE CREDITORS AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES,

INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.

13.28 Lender Covenant. In any action or proceeding against the Borrower to enforce the Loan Documents which is not also an action or proceeding against the Tribe, the Creditors agree that they shall have no recourse to the Tribe or to Non-Authority Property. In any action or proceeding to enforce the Loan Documents which includes the Tribe, the Creditors agree that they shall, to the extent then permitted by applicable Law, take commercially practicable steps to enforce any claim for damages awarded to the Creditors by any court, tribunal, arbitrator or other decision maker against the Borrower or the Authority Property prior to taking general recourse to the Tribe or Non-Authority Property. The provisions of this Section shall not be construed (a) to create any recourse on the part of the Creditors against the Tribe, the Non-Authority Property or revenues except for any breach of the Tribe’s own representations, warranties and covenants set forth in Articles 4 and 9, or (b) to require exhaustion by the Creditors of any remedies against Borrower or the Authority Property prior to having recourse, in the proper case, against the Tribe and Non-Authority Property.

13.29 PREJUDGMENT REMEDY WAIVER. Each of the Tribe and Borrower represents, warrants and acknowledges that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of Borrower are not and will not be used for personal, family or household purposes.

EACH OF THE TRIBE AND BORROWER ACKNOWLEDGES THAT IT HAS THE RIGHT UNDER SECTION 52-278a, ET SEQ., OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE CREDITORS TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST EITHER THE TRIBE OR BORROWER. NOTWITHSTANDING SUCH RIGHT, EACH OF THE TRIBE AND BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID STATUTE OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY THE CREDITORS OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE TRIBE AND BORROWER FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGMENT REMEDIES WITHOUT A BOND AND AGREES NOT TO REQUEST OR FILE MOTIONS SEEKING TO REQUIRE THE POSTING OF A BOND UNDER PUBLIC ACT 93-431 IN CONNECTION WITH THE CREDITORS’ EXERCISE OF ANY PREJUDGMENT REMEDY. EACH OF THE TRIBE AND BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY THE CREDITORS OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW. THIS SECTION SHALL NOT BE CONSTRUED IN DEROGATION OF THE RIGHTS OF THE TRIBE UNDER SECTION 13.28.

13.30 Designated Senior Secured Indebtedness. (a) Borrower hereby irrevocably designates the Obligations as “Designated Senior Indebtedness” and “Designated Senior Secured Indebtedness” as such terms are defined in the Relinquishment Agreement and irrevocably designates the Obligations as “Designated Senior Indebtedness” as such term is defined in the Senior Subordinated Indentures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ JEFFREY E. HARTMANN

:	Jeffrey E. Hartmann, Executive Vice President, Finance and Chief Financial Officer

Address for Notices:

Mohegan Tribal Gaming Authority

1 Mohegan Sun Boulevard

Uncasville, Connecticut 06382

Attn: Jeffrey Hartmann, Chief Financial Officer

Telecopier: (860) 862-7167

Telephone: (860) 862-7171

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:	/s/ MARK F. BROWN
Mark F. Brown, Tribal Council Chairman

Address for Notices:

The Mohegan Tribe of Indians of Connecticut

5 Crow Hill Road

Uncasville, Connecticut 06382

Attn: Leo Chupaska, Chief Financial Officer Telecopier: (860) 862-7167

Telephone: (860) 862-6106

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ JANICE HAMMOND
Janice Hammond, Vice President

Address: Bank of America, N.A. 555 South Flower Street, 17th Floor Los Angeles, California 90071 Attn: Janice Hammond, Vice President Telecopier: (213) 345-1213 Telephone: (213) 345-1210

BANK OF AMERICA, N.A., as a Lender and as the Issuing Lender

By:	/s/ MATTHEW J. KOENIG
Matthew J. Koenig, Managing Director

Address for Notices:

Bank of America, N.A.

555 South Flower Street, 17th Floor

Los Angeles, California 90071

Attn: Matthew J. Koenig, Managing Director

Telecopier: (213) 345-1213

Telephone: (213) 345-1198

with a copy to:

Banc of America Securities LLC

555 South Flower Street, 17th Floor

Los Angeles, California 90071

Attn: William S. Newby, Managing Director

Telecopier: (213) 345-1214

Telephone: (213) 345-1194

CITICORP NORTH AMERICA INC.

By:	/s/ JOHN D. JUDGE
Title:	Vice President

Address for notices: Citicorp North America Inc. 388 Greenwich, 21st Floor New York, NY 10013 Attn: John Judge, Director Facsimile: (212) 816-8084 Telephone: (212) 816-1886

CITIZENS BANK OF CONNECTICUT

By:	/s/ CLIFFORD MELLOR
Clifford Mellor
Title:	Vice President

Address for notices: Citizens Bank of Connecticut 209 Church Street New Haven, CT 06510 Attn: Cliff Mellor and Lisa Maass Facsimile: (203) 821-2476 Telephone: (203) 821-2400

CREDIT LYONNAIS NEW YORK BRANCH

By:	/s/ ATTILA KOC
Attila Koc, Senior Vice President

Address for notices: Credit Lyonnais New York Branch 1301 Avenue of the Americas New York, NY 10019 Attn: Ronald N. Finn, Esquire Vice President Facsimile: (212) 459-3187 Telephone: (212) 261-7050

FLEET NATIONAL BANK

By:	/s/ WILLIAM E. LOFGREN
Title:	Senior Vice President

Address for notices:

Fleet National Bank

Mail Stop: CTEH43726E

157 Church Street, 26th Floor

New Haven, CT 06510

Attn: William E. Lofgren, Senior Vice President

Facsimile: (203) 752-4858

Telephone: (203) 752-4838

SOCIÉTÉ GÉNÉRALE

By:	/s/ THOMAS K. DAY
Thomas K. Day, Managing Director

Address for notices:
Société Générale Attn: Mary Brickley, Director Four Embarcadero Center, Suite 1200 San Francisco, CA 94111 Facsimile: (415) 989-9922 Telephone: (415) 646-7328

WELLS FARGO BANK, N.A.

By:	/s/ ROCHANNE HACKETT
Title:	Vice President

Address for notices:

Wells Fargo Bank, N.A.

5340 Kietzke Lane, Suite 201

Reno, NV 89511

Attn: Rochanne L. Hackett

Vice President and Relationship Manager

Northern Nevada Commercial Banking

Facsimile: (775) 689-6029

Telephone: (775) 689-6007

BANK OF SCOTLAND

By:	/s/ JOSEPH FRATUS
Joseph Fratus
Title:	First Vice President

Address for notices:

Bank of Scotland, New York Office 565 Fifth Avenue, 5th Floor New York, NY 10017 Attn: Joseph Fratus, First Vice President Facsimile: (212) 557-9460 Telephone: (212) 450-0800

THE CIT GROUP/EQUIPMENT FINANCING, INC.

By:	/s/ FRANK O. YOUNG
Frank Young
Title:	Senior Vice President Credit

Address for notices:

The CIT Group/Equipment Financing, Inc. 1540 West Fountainhead Parkway Tempe, AZ 85285 Attn: Frank Young, Senior Vice President Credit Facsimile: (480) 858-1489 Telephone: (480) 446-2780

KEYBANK NATIONAL ASSOCIATION

By:	/s/ MICHAEL J. VEGH
Michael J. Vegh
Title:	Portfolio Manager

Address for notices:

KeyBank National Association 601 108th Avenue, N.E., 5th Floor Mail Code: WA31-18-0512 Bellevue, WA 98004 Attn: Michael J. Vegh, Portfolio Manager Facsimile: (425) 709-4587 Telephone: (425) 709-4578

PEOPLE’S BANK

By:	/s/ DAVID K. SHERRILL
Title:	Vice President

Address for notices: People’s Bank RC #864 255 Bank St - 2nd Floor Waterbury, CT 06702 Attn: David K. Sherrill, Vice President Facsimile: (203) 591-2624 Telephone: (203) 591-2641

NATIVE AMERICAN BANK, N.A.

By:	/s/ SANDRA R. GREENE
Title:	Vice President

Address for notices:

Native American Bank, N.A.

125 North Public Square

P.O. Box 730

Browning, MT 59417

Attn:   Sandra Greene, VP Credit Administration

Facsimile: (303) 988-5533

Telephone: (720) 963-5503